   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 27, 1999
                                                     REGISTRATION NO. 333-
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           -------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           -------------------------

               ENTERBANK HOLDINGS, INC.                                  EBH CAPITAL TRUST I
                    (EXACT NAME OF REGISTRANT AND CO-REGISTRANT AS SPECIFIED IN CHARTERS)

            DELAWARE                   43-1706259                   DELAWARE                   51-6513837
  (STATE OR OTHER JURISDICTION        (IRS EMPLOYER       (STATE OR OTHER JURISDICTION        (IRS EMPLOYER
OF INCORPORATION OR ORGANIZATION)  IDENTIFICATION NO.)  OF INCORPORATION OR ORGANIZATION)  IDENTIFICATION NO.)

                  150 NORTH MERAMEC, ST. LOUIS, MISSOURI 63105
                                 (314) 725-5500
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
         REGISTRANT'S AND CO-REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                           -------------------------

                                JAMES C. WAGNER,
                            CHIEF FINANCIAL OFFICER
                            ENTERBANK HOLDINGS, INC.
                  150 NORTH MERAMEC, ST. LOUIS, MISSOURI 63105
                                 (314) 725-5500
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                           -------------------------

                                WITH COPIES TO:

                JOHN L. GILLIS, JR., ESQ.                                      THOMAS C. ERB, ESQ.
                  ARMSTRONG TEASDALE LLP                                   LEWIS, RICE & FINGERSH, L.C.
           ONE METROPOLITAN SQUARE, SUITE 2600                                  500 NORTH BROADWAY
              ST. LOUIS, MISSOURI 63102-2740                                ST. LOUIS, MISSOURI 63102
                      (314) 621-5070                                              (314) 444-7600

                           -------------------------
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                           -------------------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
                                                           NUMBER OF        PROPOSED MAXIMUM        PROPOSED          AMOUNT OF
                                                         SECURITIES TO       OFFERING PRICE     MAXIMUM AGGREGATE    REGISTRATION
 TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED     BE REGISTERED(1)      PER UNIT (1)      OFFERING PRICE(1)       FEE(2)
---------------------------------------------------------------------------------------------------------------------------------
Preferred Securities of EBH Capital Trust I.........       1,375,000             $8.00           $11,000,000.00       $3,058.00
---------------------------------------------------------------------------------------------------------------------------------
Junior Subordinated Debentures(3) of Enterbank
  Holdings, Inc. ...................................              (3)               --                       --              --
---------------------------------------------------------------------------------------------------------------------------------
Guarantees of Preferred Securities..................              (4)               --                       --              --
=================================================================================================================================

(1) Includes 125,000 Preferred Securities which may be sold by EBH Capital Trust I to cover over-allotments.

(2) The registration fee is calculated in accordance with Rules 457(i) and (n).

(3) The Junior Subordinated Debentures will be purchased by EBH Capital Trust I with proceeds of the sale of the Preferred Securities. Such securities may later be distributed for no additional consideration to the holders of the Preferred Securities of EBH Capital Trust I upon its dissolution and the distribution of its assets.

(4) This Registration Statement is deemed to cover the Subordinated Debentures of Enterbank Holdings, Inc., the rights of holders of Subordinated Debentures of Enterbank Holdings, Inc. under the Indenture and the rights of holders of the Preferred Securities under the Trust Agreement, the Guarantee and the Expense Agreement entered into by Enterbank Holdings, Inc. No separate consideration will be received for the Guarantee.
                           -------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                SUBJECT TO COMPLETION. DATED SEPTEMBER 27, 1999

PROSPECTUS

                         1,250,000 PREFERRED SECURITIES
                              EBH CAPITAL TRUST I
[ENTERBANK HOLDINGS, INC. LOGO]
                       % CUMULATIVE PREFERRED SECURITIES
                 (LIQUIDATION AMOUNT $8 PER PREFERRED SECURITY)

               FULLY, IRREVOCABLY AND UNCONDITIONALLY GUARANTEED
           ON A SUBORDINATED BASIS AS DESCRIBED IN THIS PROSPECTUS BY

                            ENTERBANK HOLDINGS, INC.
                            ------------------------

     The preferred securities of EBH Capital Trust I being offered generally
consist of an indirect beneficial interest in      % junior subordinated
debentures of Enterbank Holdings, Inc. The junior subordinated debentures have the same payment terms as the preferred securities and will be purchased and held by EBH Trust using the proceeds of this offering. A brief description of the preferred securities can be found under "Prospectus Summary -- The Offering" in this prospectus.

     Application has been made to have the preferred securities listed for trading on the American Stock Exchange under the trading symbol "EBT.Pr.A".

                            ------------------------

     YOU SHOULD CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 10 BEFORE INVESTING IN THE PREFERRED SECURITIES.
                            ------------------------

     THE PREFERRED SECURITIES ARE NOT SAVINGS ACCOUNTS, DEPOSITS, OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE BANK INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

                                                            PER PREFERRED
                                                              SECURITY         TOTAL
                                                            -------------      -----
Price to Public...........................................      $8.00       $10,000,000
Proceeds to EBH Trust.....................................      $8.00       $10,000,000

     This is a firm commitment underwriting. Enterbank will pay underwriting
commissions of $  per preferred security, or a total of $       , for the
arranging of the investment in its junior subordinated debentures. The underwriter has been granted a 30-day option to purchase up to an additional 125,000 preferred securities to cover over-allotments, if any.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                           STIFEL, NICOLAUS & COMPANY
                                  INCORPORATED
DATE OF THIS PROSPECTUS IS          , 1999.

                        [MAP OF ENTERBANK SERVICE AREA]
                            ------------------------

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements contained in (i) this prospectus, (ii) any applicable amendment to this prospectus and (iii) the documents incorporated by reference into this prospectus, may constitute "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are based on management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to them. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Some of the important factors that could cause our actual results, performance or financial condition to differ materially from our expectations are:

     - The effect that changes in interest rates and our cost of funds have on our earnings and assets.
     - Our level of loan defaults and delinquencies.
     - Our ability to successfully grow and realize profits from our commercial banking operations and our strategic non-banking lines of business.
     - Concentrations of our loans in one geographic area.
     - Our ability to retain key personnel.
     - The degree and nature of our competition.
     - Changes in government regulation of our business.
     - Environmental liability associated with foreclosures.
     - The effect of the Year 2000 problem on us and on those entities with which we do business.

     When used in our documents or oral presentations, the words "believe," "may," "will," "should," "intend," "anticipate," "estimate," "expect," "objective," "projection," "forecast," "goal," or similar words or the negatives of these words are intended to identify forward-looking statements. We qualify any such forward-looking statements entirely by these cautionary factors.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. The summary is not complete and does not contain all of the information that you should consider before investing in the preferred securities. You should read the entire prospectus carefully.

     We use the term "we", "Enterbank" or "Enterbank Holdings" to refer to Enterbank Holdings, Inc., a business corporation organized under Delaware law. We use the term "EBH Trust" to refer to EBH Capital Trust I, a Delaware business trust organized to purchase our junior subordinated debentures and issue the preferred securities. We use the term "Enterprise Bank" to refer to Enterprise Bank, a commercial bank with trust powers organized under the laws of Missouri. Unless the context otherwise requires, references in this prospectus to Enterbank include Enterbank Holdings and Enterprise Bank, but not EBH Trust.

                                    GENERAL

     Enterprise Bank was organized in 1988 to focus primarily on the banking needs of closely-held businesses, their owners and professional individuals. Enterbank Holdings was formed to serve as a holding company for Enterprise Bank in 1995. From 1988 through 1996, commercial banking services were provided to Enterprise Bank customers from a single location in Clayton, Missouri, an affluent residential and business oriented suburb of St. Louis. We opened two additional facilities in St. Peters and Sunset Hills, both also located in the St. Louis Metropolitan Statistical Area, in 1997. We selected these locations based on our expectations for growth and the high concentration of closely-held businesses and professionals in these markets. We opened a central operations facility in St. Louis County in 1998.

     As a complement to our banking services, we operate Enterprise Financial Advisors, a fee-based financial planning and trust service, and our subsidiary, Enterprise Merchant Banc, Inc., which provides merchant banking services to closely-held businesses and their owners.

                                ENTERPRISE BANK

     Enterprise Bank offers a broad range of commercial and personal banking services to our customers. Loans include commercial, real estate, financial and industrial development, real estate construction and development and consumer loans which are made primarily to owners and affiliates of our commercial customers. We also provide cash management, Automated Clearing House, safe-deposit box, lock box and online banking services.

     We have experienced significant internal growth since our inception while consistently increasing profitability and maintaining asset quality at a level which we believe compares favorably to our peer group. For the period from December 31, 1994 to June 30, 1999:

     - our loans, assets and deposits increased at compounded annual growth rates of 35%, 31%, and 32%, respectively;

     - our shareholders' equity increased at a compounded annual growth rate of 26%;

     - our net income increased at a compounded annual growth rate of 30%; and

     - our net loan charge-offs to average loans ratio averaged 0.06%.

     We believe our profitable growth and above average asset quality has resulted principally from our ability to compete effectively in our target market through our continued emphasis on customer service and responsiveness, our officers' and directors' relationships within the business community and our ability to react to the customer dislocation that has accompanied industry consolidation within our banking markets.

                            ENTERPRISE MERCHANT BANC

     Enterprise Merchant Banc, Inc. was first established by us in 1995 to provide merchant banking services to closely-held businesses and their owners. Its current operations include a minority investment in Enterprise Merchant Banc, LLC, which focuses on providing equity capital and equity-linked debt investments to growing companies in need of additional capital to finance internal and acquisition-related growth. Additionally, Enterprise Merchant Banc, Inc. receives fee income for its role as a financial advisor in capital raising transactions as well as mergers and acquisitions. It focuses on "second stage" and mezzanine financing for established companies rather than "seed money" for start up operations. Due to our relatively recent entry into this business and the long-term nature of merchant banking returns, Enterprise Merchant Banc Inc.'s present contributions to Enterbank Holdings' revenues and net income are minimal. We believe, however, that it is well-positioned to become a significant part of our strategy to achieve continued growth and profitability.

                         ENTERPRISE FINANCIAL ADVISORS

     Enterprise Financial Advisors was organized as a division of Enterprise Bank in late 1997 to provide fee-based personal and corporate financial consulting and trust services to our target market. Personal financial consulting includes estate planning, investment management, retirement planning, trust services and custodial services. Corporate consulting services are focused in the areas of retirement plans, management compensation and management succession issues. Some investment management services are provided through Argent Capital Management, a money management company that invests principally in large capitalization companies. We own an 8% interest in Argent Capital Management. We also receive assistance in staffing, training, marketing and regulatory compliance from Moneta Group, Inc., a nationally recognized firm in the financial planning industry. Enterprise Financial Advisors has been an integral part of Enterbank Holdings' growth, and we believe that it will play a key role in our strategy to achieve continued growth and profitability as it continues to expand the products and services it offers to customers.

                                   EBH TRUST

     EBH Trust is a Delaware business trust created in 1999 for the single purpose of offering the preferred securities and purchasing the junior subordinated debentures of Enterbank Holdings. EBH Trust will have a term of 35 years, but may dissolve earlier as provided in its trust agreement.

     Enterbank Holdings' and EBH Trust's principal executive offices are located at 150 N. Meramec, St. Louis, Missouri 63105. The main telephone number for both Enterbank Holdings and EBH Trust is (314) 725-5500.

                                  THE OFFERING

Preferred Securities issuer.....    EBH Capital Trust I.

Securities offered..............    EBH Trust is offering 1,250,000 of its
                                    preferred securities, which represent an indirect beneficial interest in junior subordinated debentures issued by Enterbank and held by EBH Trust.

                                    EBH Trust will sell its preferred securities
                                    to the public and its common securities to
                                    Enterbank. Together, the preferred
                                    securities and the common securities are
                                    referred to as trust securities. EBH Trust
                                    will use the proceeds from the sale of trust
                                    securities to buy a series of      % junior
                                    subordinated debentures due              ,
                                    2029, from Enterbank with the same payment terms as the preferred securities.

Quarterly distributions are
payable to you on the Preferred
  Securities....................    The distributions payable on each preferred
                                    security will:

                                    - be fixed and accumulate at a rate per year
                                      of   %;

                                    - accrue from the date of issuance of the
                                      preferred securities; and

                                    - be payable quarterly on the 15th day of
                                      March, June, September and December of
                                      each year that the preferred securities
                                      are outstanding, beginning on December 15, 1999, subject to the right to defer distributions on the preferred securities.

Enterbank and EBH Trust have
  rights to defer distributions
  to you on the Preferred
  Securities....................    EBH Trust may defer distributions on the
                                    preferred securities if Enterbank defers
                                    interest payments on the junior subordinated
                                    debentures. Enterbank generally has the
                                    right to defer interest payments on the
                                    junior subordinated debentures for up to 20
                                    consecutive quarters. During any deferral
                                    period, you will still accumulate the right
                                    to receive distributions when subsequently
                                    made at the annual rate of   %, plus you
                                    will earn interest at the annual rate of
                                      %, compounded quarterly, on any unpaid
                                    distributions.

You will still be taxed even if
  distributions on the Preferred
  Securities are deferred.......    If distributions on the preferred securities
                                    are deferred, you will also be required to accrue interest income in the form of original issue discount and include it in your gross income for United States federal income tax purposes for as long as the junior subordinated debentures remain outstanding, even if you are a cash basis taxpayer. For further information on deferrals and their tax consequences, see
                                    "Risk Factors -- Distributions on the
                                    Preferred Securities may be deferred; you may have to include interest in your taxable income before you receive cash,"
                                    "Description of the Junior Subordinated
                                    Debentures -- Option to Extend Interest
                                    Payment Period" and "Material Federal Income
                                    Tax Consequences -- Interest Income and
                                    Original Issue Discount."

You will be required to sell
your Preferred Securities to EBH
  Trust when the Junior
  Subordinated Debentures
  mature........................    The junior subordinated debentures will
                                    mature on           , 2029. You will be
                                    required to sell your preferred securities to EBH Trust upon the stated maturity date of the junior subordinated debentures or earlier if they are prepaid.

If the Junior Subordinated
  Debentures are prepaid, your
  Preferred Securities will be
  redeemed......................    Upon Enterbank having received prior
                                    approval of the Board of Governors of the Federal Reserve System, if required, we may prepay the junior subordinated debentures prior to maturity:

                                    - on or after,           2004; or

                                    - at any time upon events occurring which
                                      may have a significant adverse effect on the benefits to Enterbank of having the preferred securities outstanding.

                                    Upon any prepayment of the junior
                                    subordinated debentures, your preferred
                                    securities will be redeemed at the
                                    liquidation amount of $8 per preferred
                                    security plus any accrued and unpaid
                                    distributions to the date of redemption. For further information on redemptions, see "Description of the Preferred
                                    Securities -- Redemption -- Mandatory and
                                    Optional Rights of Enterbank" and
                                    "Description of the Junior Subordinated
                                    Debentures -- Redemption."

At its option, Enterbank may
require you to exchange your
  Preferred Securities for its
  Junior Subordinated
  Debentures....................    Enterbank has the right at any time to
                                    dissolve or liquidate EBH Trust and
                                    distribute the junior subordinated
                                    debentures to you in exchange for your
                                    preferred securities. However, Enterbank must receive prior approval of the Federal
                                    Reserve and first pay the creditors, if any, of EBH Trust. Upon a dissolution or liquidation of EBH Trust, you will receive junior subordinated debentures in exchange for the principal amount of your holdings in preferred securities, plus accrued and unpaid interest equal to the accrued and unpaid distributions on the preferred securities. For further information concerning distribution of the junior subordinated debentures, see "Description of the Preferred Securities -- Distribution of
                                    Junior Subordinated Debentures."

Your Preferred Securities are
fully and unconditionally
  guaranteed by Enterbank on a
  subordinated basis............    Enterbank will fully, irrevocably and
                                    unconditionally guarantee the preferred
                                    securities on a subordinated basis. If
                                    Enterbank does not make a payment on the junior subordinated debentures, EBH Trust will not have sufficient funds to make payments on the preferred securities. The preferred securities guarantee does not cover payments when EBH Trust does not have sufficient funds. For further information concerning our guarantee of the preferred securities, see "Description of the
                                    Preferred Securities Guarantee."

Your Preferred Securities rank
lower in payment compared to
  other obligations of
  Enterbank.....................    Enterbank's obligations under its preferred
                                    securities guarantee, the junior subordin-ated debentures and other governing documents described in this prospectus are unsecured and rank junior in right of payment to all current and future senior and subordinated debt of Enterbank. In addition, because Enterbank is a bank holding company, all existing and future liabilities of any Enterbank subsidiary will rank prior to all obligations of Enterbank relating to the preferred securities and the junior subordinated debentures. There is no limit on the amount of other preferred securities or other junior subordinated debentures of Enterbank or its subsidiaries that may be issued in the future.

                                    Future issuances of this type will rank
                                    equally with Enterbank's obligations under the junior subordinated debentures and its preferred securities guarantee described in this prospectus. The preferred securities will generally rank equally and payments on them will be made proportionately, with the common securities of EBH Trust, which will be held by Enterbank.

You will have limited voting
rights..........................    As a holder of preferred securities, you
                                    have only limited voting rights. These
                                    rights relate only to the dissolution or termination of EBH Trust and removal of the property trustee and the indenture trustee of EBH Trust upon selected events described in this prospectus. See "Description of the Preferred Securities -- Voting Rights;
                                    Amendment of the Trust Agreement."

The Preferred Securities will be
in book entry form only.........    You will not receive a certificate for your
                                    preferred securities. Instead, the preferred securities will be represented by a global security that will be deposited with and registered in the name of The Depository
                                    Trust Company or its nominee.

There is no established market
for the Preferred Securities....    Application has been made to have the
                                    preferred securities listed for trading on the American Stock Exchange under the trading symbol "EBT.Pr.A". Prior to this offering, there has been no public market for the preferred securities. We can not give any assurance as to the liquidity of any trading market for the preferred securities.

Use of proceeds of sale of the
  Preferred Securities..........    The proceeds of the sale of the preferred
                                    securities will be invested by EBH Trust in the junior subordinated debentures.
                                    Enterbank will receive the proceeds from the issuance of the junior subordinated debentures. Enterbank intends to:

                                    - repay approximately $5 million of
                                      Enterbank Holdings' debt under its
                                      revolving credit facility; and

                                    - retain the remainder for general corporate
                                      purposes including investments from time to time in Enterprise Bank in the form of additional capital.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table presents our selected consolidated financial data as of and for the five years in the period ended December 31, 1998 and the six month periods ended June 30, 1999 and 1998. The information as of and for the five years in the period ended December 31, 1998 has been derived from our consolidated financial statements, as incorporated in this prospectus by reference to our 1998 Annual Report on Form 10-K. The information as of and for the six month periods ended June 30, 1999 and 1998 is unaudited and, in the opinion of our management, reflects all adjustments considered necessary for a fair presentation of the results for such interim periods. Our unaudited interim results have been derived from our unaudited consolidated financial statements incorporated in this prospectus by reference to our Quarterly Report on Form 10-Q for the quarter ending June 30, 1999. The information should be read in conjunction with the financial statements, including the notes thereto, contained in our Reports on Form 10-K and 10-Q. See "Where You Can Find More Information." Historical results are not necessarily indicative of results to be expected for any future period.

                                SIX MONTHS ENDED
                                    JUNE 30,                           YEAR ENDED DECEMBER 31,
                              ---------------------   ---------------------------------------------------------
                                1999        1998        1998        1997        1996        1995        1994
                              ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                   (UNAUDITED)
                                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA
Interest income.............  $  14,377   $  11,823   $  25,414   $  18,759   $  12,554   $  10,914   $   7,374
Interest expense............      6,410       5,438      11,869       8,582       5,569       4,887       2,570
                              ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net interest income.........      7,967       6,385      13,545      10,177       6,985       6,027       4,804
Provision for possible loan
  losses....................        237         521         711         775         345         631         450
                              ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net interest income after
  provision for possible
  loan losses...............  $   7,730   $   5,864   $  12,834   $   9,402   $   6,640   $   5,396   $   4,354
Noninterest income..........        979         862       2,079         476       1,239         836         805
Noninterest expense.........      6,288       4,581      10,052       6,339       5,146       4,187       3,551
                              ---------   ---------   ---------   ---------   ---------   ---------   ---------
Income before provision for
  income taxes..............      2,421       2,145       4,861       3,539       2,733       2,045       1,608
Provision for income
  taxes.....................        870         819       1,850       1,317       1,031         741         607
                              ---------   ---------   ---------   ---------   ---------   ---------   ---------
Income before cumulative
  effect of a change in
  principle.................      1,551       1,326       3,011       2,222       1,702       1,304       1,001
Cumulative effect on prior
  years of a change in asset
  classification............        121          --          --          --          --          --          --
                              ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net income..................  $   1,672   $   1,326   $   3,011   $   2,222   $   1,702   $   1,304   $   1,001
                              =========   =========   =========   =========   =========   =========   =========
DIVIDENDS
Common stock dividends
  declared..................        143         117         235         195         122         102          88
Dividend payout ratio.......      8.57%       8.77%       7.81%       8.49%       7.21%       7.87%       8.82%
PER SHARE DATA(1)
Earnings per common share:
Basic.......................       0.23        0.19        0.43        0.35        0.37        0.30        0.23
Diluted.....................       0.22        0.18        0.40        0.33        0.32        0.26        0.21
Common stock cash
  dividends.................      0.020       0.017       0.033       0.030       0.027       0.023       0.020
Average common shares and
  common share equivalents
  outstanding...............  7,649,979   7,478,640   7,544,820   6,674,901   5,252,058   5,056,437   4,844,424
Book value (period end).....       4.31        3.89        4.11        3.78        2.96        2.75        2.46

                                SIX MONTHS ENDED
                                    JUNE 30,                           YEAR ENDED DECEMBER 31,
                              ---------------------   ---------------------------------------------------------
                                1999        1998        1998        1997        1996        1995        1994
                              ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                   (UNAUDITED)
                                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA (AT
PERIOD END)
Investment securities.......  $  16,209   $  11,465   $  46,291   $  13,434   $  15,246   $  16,907   $  16,542
Loans less unearned loan
  fees......................    338,634     248,357     273,818     225,560     134,133     110,464      85,687
Total assets................    410,451     317,408     375,304     291,365     184,584     153,706     122,212
Total deposits..............    369,334     288,847     339,180     264,301     168,961     141,140     104,799
Total debt..................      9,191          --       6,000          --         300          --          --
Common shareholders'
  equity....................     30,790      27,613      29,240      26,067      14,758      12,052      10,781
Total shareholders'
  equity....................     30,790      27,613      29,240      26,067      14,758      12,052      10,781
SELECTED RATIOS
Return on average total
  assets(2).................       0.89%       0.93%       0.94%       0.97%       1.12%       0.99%       0.96%
Return on average total
  shareholders' equity(2)...      11.20        9.94       10.86        9.78       12.73       11.13        9.71
Net interest margin.........       4.59        4.80        4.59        4.79        4.96        4.98        5.07
Efficiency ratio............      70.29       63.21       64.34       59.50       62.57       61.01       63.31
Year end assets per
  employee..................      2,870       3,023       3,128       3,469       3,296       3,941       3,395
ASSET QUALITY RATIOS
Allowance for possible loan
  losses to loans...........       1.02%       1.21%       1.17%       1.11%       1.32%       1.27%       1.17%
Nonperforming loan to
  loans(3)..................       0.00        0.00        0.00        0.02        0.12        0.10        0.00
Allowance for possible loan
  losses to nonperforming
  loans(3)..................          *           *           *           *           *           *           *
Nonperforming assets as a
  percent of assets(4)......       0.20        0.26        0.22        0.29        0.56        0.64        1.45
Net loan charge-offs
  (recoveries) to average
  loans.....................       0.00        0.03        0.01        0.02       (0.02)       0.24        0.23
CAPITAL RATIOS
Average shareholders' equity
  to average assets.........       7.97        9.32        8.70        9.97        8.76        8.89        9.92
Total risk-based capital
  ratio.....................       9.74       11.80       10.97       12.28       11.53       11.40       11.75
Leverage ratio..............       8.20        9.56        9.16       11.42        9.62        9.11       10.46
RATIO OF EARNINGS (LOSS) TO
COMBINED FIXED CHARGES AND
PREFERRED STOCK DIVIDENDS(5)
Including interest on
  deposits..................       1.36        1.37        1.39        1.39        1.47        1.40        1.58
Excluding interest on
  deposits..................       5.58        7.15        7.28        9.57       11.51       11.02        9.04

-------------------------
(1) Per share data has been adjusted to give retroactive effect to a 3-for-1 stock split effective September 29, 1999.

(2) Ratios for six month periods are annualized.

(3) Nonperforming loans consist of nonaccrual loans and loans with restructured terms.

(4) Nonperforming assets consist of nonperforming loans and foreclosed assets.

(5) For purposes of calculating the ratio of earnings to combined fixed charges, earnings consist of income before taxes plus interest and rent expense. Fixed charges consist of interest and rent expense.

  * Not meaningful.

                                  RISK FACTORS

     In addition to the other information in this prospectus, you should carefully consider the following factors before investing in the preferred securities.

RISK FACTORS RELATING TO THE PREFERRED SECURITIES

     ENTERBANK'S OBLIGATIONS UNDER THE PREFERRED SECURITIES GUARANTEE AND THE JUNIOR SUBORDINATED DEBENTURES RANK LOWER THAN OTHER ENTERBANK OBLIGATIONS.

     Enterbank's obligations under the junior subordinated debentures are unsecured and will rank junior in priority of payment to any senior and subordinated debt Enterbank may incur, which generally includes indebtedness, liabilities or obligations of Enterbank, contingent or otherwise. Enterbank's obligations under the junior subordinated debentures will also be effectively subordinated to all existing and future liabilities and obligations of its subsidiaries, including Enterprise Bank.

     The preferred securities, the junior subordinated debentures and the preferred securities guarantee do not limit the ability of Enterbank or Enterprise Bank to incur unlimited future indebtedness, liabilities and obligations, which may rank senior to the junior subordinated debentures and the preferred securities guarantee.

     For more information on Enterbank's obligations under the preferred securities guarantee and the junior subordinated debentures, see "Description of the Preferred Securities Guarantee -- Status of the Preferred Securities Guarantee" and "Description of the Junior Subordinated Debentures
-- Subordination of Junior Subordinated Debentures to Senior and Subordinated Debt of Enterbank."

     IF WE DO NOT MAKE PAYMENTS UNDER THE JUNIOR SUBORDINATED DEBENTURES, EBH TRUST WILL BE UNABLE TO PAY DISTRIBUTIONS AND LIQUIDATION AMOUNTS AND THE PREFERRED SECURITIES GUARANTEE WILL NOT APPLY.

     The ability of EBH Trust to pay distributions and, upon redemption, the liquidation amount of $8 per referred security is solely dependent upon our ability to make the related payments on the junior subordinated debentures when due. If we default on our obligation to pay principal of or interest on the junior subordinated debentures, EBH Trust will not have sufficient funds to pay distributions or the liquidation amount.

     In that case, you will not be able to rely upon the preferred securities guarantee for payment of these amounts because the preferred securities guarantee only applies if we make a payment of principal or interest on the junior subordinated debentures. For more information on our obligations under the preferred securities guarantee and the junior subordinated debentures, see "Description of the Preferred Securities Guarantee -- Status of the Preferred Securities Guarantee" and "Description of the Junior Subordinated Debentures -- Subordination of Junior Subordinated Debentures to Senior and Subordinated Debt of Enterbank."

     OUR INTEREST PAYMENTS ON THE JUNIOR SUBORDINATED DEBENTURES ARE DEPENDENT ON OUR RECEIPT OF DIVIDENDS FROM ENTERPRISE BANK.

     A substantial majority of our assets consists of our investment in Enterprise Bank. Thus, our ability to pay interest and principal on the junior subordinated debentures to

EBH Trust depends primarily upon our receipt of cash dividends from Enterprise Bank. Dividend payments from Enterprise Bank to us are subject to, among other things:

     - regulatory limitations, generally based on current and retained earnings and capital maintenance requirements, imposed by various bank regulatory agencies;

     - profitability, financial condition and capital expenditures and other cash flow requirements of Enterprise Bank; and

     - prior claims of creditors of Enterprise Bank.

     If Enterprise Bank is unable to pay sufficient dividends to us, then we will likely be unable to make payments on the junior subordinated debentures, thereby leaving insufficient funds for EBH Trust to make payments to you on the preferred securities.

     DISTRIBUTIONS ON THE PREFERRED SECURITIES MAY BE DEFERRED; YOU MAY HAVE TO INCLUDE INTEREST IN YOUR TAXABLE INCOME BEFORE YOU RECEIVE CASH.

     It is possible that you will not receive cash distributions on the preferred securities for up to 20 consecutive quarters (in each case, an "extension period"). Because you will still be required to include interest in your income for United States federal income tax purposes as it accrues, you may have to pay taxes before you actually receive the cash distributions.

     We have the right, at one or more times, to defer interest payments on the junior subordinated debentures for up to 20 consecutive quarters, but not beyond the maturity date of the junior subordinated debentures and must make payments of all deferred interest upon the earlier of the end of the extension period or the maturity date. This right exists only if no event of default under the junior subordinated debentures has occurred and is continuing. If we exercise this right, EBH Trust would defer distributions on the preferred securities during any extension period. However, you would still accumulate distributions
at the annual rate of      % of the liquidation amount of $8 per preferred
security, plus you will earn interest at the annual rate of      %, compounded
quarterly, on any unpaid distributions. When we pay all the accumulated amounts due to you during an extension period, the extension period will terminate. However, we have the right to begin another extension period under the same terms outlined above. There is no limit on the number of times we can elect to begin an extension period. During an extension period, the preferred securities may trade at a price that does not fully reflect the value of accrued but unpaid distributions. See "Description of the Preferred Securities."

     You will also not receive the cash distributions related to any accrued and unpaid interest from EBH Trust if you sell the preferred securities before the end of an extension period. However, you will be required to include accrued interest income as original issue discount for United States federal income tax purposes in respect of your pro rata share of the junior subordinated debentures held by EBH Trust. While we will take the position that original issue discount will not arise before the first extension period, it is possible that all interest on the junior subordinated debentures would be required to be accounted for as original issue discount. In these circumstances, the receipt of interest would not separately be reported as taxable income. See "Material Federal Income Tax Consequences" for more information regarding the tax consequences of the preferred securities.

     We have no current intention of exercising our right to defer interest payments on the junior subordinated debentures. However, if we exercise our right in the future, the market price of the preferred securities is likely to be adversely affected.

     IF WE REDEEM THE JUNIOR SUBORDINATED DEBENTURES IT WILL CAUSE A REDEMPTION OF THE PREFERRED SECURITIES AND YOU MAY NOT BE ABLE TO REINVEST THE PROCEEDS AT THE SAME OR HIGHER RATE OF RETURN.

     You are subject to prepayment risk of your preferred securities. If your preferred securities are redeemed, you may not be able to reinvest the money you receive in the redemption at a rate that is equal to or higher than the rate of return you receive on the preferred securities. Although the junior subordinated
debentures have a stated maturity date of                      , 2029, they may
be redeemed by us prior to maturity which, in turn, would cause an early redemption of the preferred securities, in the following circumstances:

     - In whole or in part, beginning on                      , 2004 at our
       option.

     - In whole upon a change in the federal tax laws or a change in the interpretation of the tax laws by the courts or the Internal Revenue Service, which would result in a risk that (1) EBH Trust may be subject to federal income tax, (2) the interest we pay on the junior subordinated debentures will not be deductible by us for federal income tax purposes, or (3) EBH Trust is or will be subject to more than a minimal amount of other taxes or governmental charges.

     - In whole upon a change in the laws or regulations to the effect that EBH Trust is or will be considered to be an investment company that is required to be registered under the Investment Company Act of 1940.

     - In whole upon a change in the laws or regulations if there is a risk that we will not be able to treat all or a substantial portion of the preferred securities as core capital for purposes of federal banking guidelines.

     Our exercise of these redemption rights is subject to our receipt of prior approval of federal banking regulators, if required. For further information concerning tax or regulatory events that may trigger redemption of the junior subordinated debentures and prepayment of the preferred securities, see "Description of the Preferred Securities -- Redemption."

     YOU ARE SUBJECT TO PREPAYMENT RISK BECAUSE POSSIBLE TAX LAW CHANGES COULD RESULT IN A REDEMPTION OF THE PREFERRED SECURITIES.

     Future legislation may be enacted that could adversely affect the ability of Enterbank to deduct its interest payments on the junior subordinated debentures for federal income tax purposes, making redemption of the junior subordinated debentures likely and resulting in a redemption of the preferred securities.

     From time to time, the Clinton Administration has proposed federal income tax law changes that would, among other things, generally deny interest deductions to a corporate issuer if the debt instrument has a term exceeding 15 years and if the debt instrument is not reflected as indebtedness on the issuer's consolidated balance sheet. Other proposed tax law changes would have denied interest deductions if the debt instrument had a term exceeding 20 years. These proposals were not enacted into law. Although it is impossible to predict future proposals, if a future proposal of this sort were to become effective in a form applicable to already issued and outstanding securities, Enterbank could be precluded from deducting interest on the junior subordinated debentures. Enactment of any such proposal might in turn give rise to a tax event as described under "Description of the Preferred Securities -- Redemption
-- Mandatory and Optional Rights of Enterbank."

     You should also be aware that a petition was recently filed in the United States Tax Court as a result of a challenge by the Internal Revenue Service ("IRS") of a taxpayer's treatment as indebtedness of a security issued with characteristics similar to the junior subordinated indentures. Although the IRS agreed to dismissal of the adjustments related to this issue, it could assert similar adjustments against other taxpayers. If such adjustments were proposed and the issue were litigated to a conclusion in which the IRS's position on this matter were sustained, such a judicial determination could constitute a tax event which could result in an early redemption of the preferred securities. For further information, see "Description of the Preferred Securities -- Redemption -- Mandatory and Optional Rights of Enterbank," "Description of the Junior Subordinated Indentures -- Redemption" and "Material Federal Income Tax Consequences."

     DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES TO HOLDERS OF PREFERRED SECURITIES MAY HAVE AN ADVERSE EFFECT ON THE MARKET PRICE OF YOUR INVESTMENT.

     Your investment in the preferred securities may decrease in value if the junior subordinated debentures are distributed to you in exchange for your preferred securities. We cannot predict the liquidity or market prices for the junior subordinated debentures that may be distributed. Accordingly, the junior subordinated debentures that you receive upon a distribution, or the preferred securities you hold pending such a distribution, may trade at a discount to the price that you paid to purchase the preferred securities.

     Because you may receive junior subordinated debentures, you must also make an investment decision with regard to these securities. You should carefully review all the information regarding the junior subordinated debentures contained in this prospectus.

     Under "Material Federal Income Tax Consequences" we discuss applicable United States federal income tax consequences of a distribution of the junior subordinated debentures.

     IN THE EVENT OF A DEFAULT UNDER THE PREFERRED SECURITIES, YOU MAY BE REQUIRED TO RELY ON THE PROPERTY TRUSTEE OF EBH TRUST TO ENFORCE YOUR RIGHTS.

     You may not be able to directly enforce rights against us if an event of default occurs with respect to the junior subordinated debentures. For a listing of events that are events of default, see "Description of the Preferred Securities -- Events of Default; Notice" and "Description of the Junior Subordinated Debentures -- Indenture Events of Default."

     If an event of default under the junior subordinated debentures occurs and is continuing, this event will also be an event of default under the preferred securities. In that case, you generally would first have to rely on the property trustee's enforcement of its rights as holder of the junior subordinated debentures against us. If the property trustee fails to exercise its rights under the junior subordinated debentures, you will then be able to exercise any other remedies available under the junior subordinated debentures.

     However, if the default arises because we fail to pay interest or principal (except during an extension period) on the junior subordinated debentures, you may proceed directly against us without first relying on the property trustee.

     LIMITED COVENANTS RELATING TO THE PREFERRED SECURITIES AND THE JUNIOR SUBORDINATED DEBENTURES WILL NOT NECESSARILY PROTECT YOU.

     Our obligations as set forth in the governing documents (i.e., relating to the preferred securities and the junior subordinated debentures) are limited. As a result, the governing documents will not necessarily protect you in the event of an adverse change in our financial condition or results of operations. The governing documents do not limit our ability or any of our subsidiaries to incur additional debt. You should not consider the terms of the governing documents to be a significant factor in evaluating whether we will be able to comply with our obligations under the junior subordinated debentures or the preferred securities guarantee.

     WE WILL CONTROL EBH TRUST BECAUSE YOU WILL HAVE LIMITED VOTING RIGHTS.

     As a holder of preferred securities, you have limited voting rights. These rights relate only to the modification of the preferred securities and removal of the property and indenture trustees of EBH Trust upon a limited number of events. You will not have any voting rights regarding Enterbank Holdings' business or any matters regarding the administrative trustees. See "Description of the Preferred Securities -- Voting Rights; Amendment of the Trust Agreement" for more information on your limited voting rights.

     TRADING CHARACTERISTICS OF THE PREFERRED SECURITIES MAY CREATE ADVERSE TAX CONSEQUENCES FOR YOU.

     The preferred securities may trade at a price that does not reflect the value of accrued but unpaid interest on the underlying junior subordinated debentures. If you dispose of your preferred securities between record dates for payments on the preferred securities, you may have adverse tax consequences. Under these circumstances, you will be required to include accrued but unpaid interest on the junior subordinated debentures allocable to the preferred securities through the date of disposition in your income as ordinary income if you use the accrual method of accounting or if such interest represents original issue discount.

     If interest on the junior subordinated debentures is included in income under the original issue discount provisions, you would add this amount to your adjusted tax basis in your share of the underlying junior subordinated debentures deemed disposed. If your selling price is less than your adjusted tax basis, which will include all accrued but unpaid original issue discount interest included in your income, you could recognize a capital loss which, subject to certain limited exceptions, cannot be applied to offset ordinary income for federal income tax purposes. See "Material Federal Income Tax Consequences -- Interest Income and Original Issue Discount" and "-- Sale or Redemption of Preferred Securities" for more information on possible adverse tax consequences to you.

     THERE HAS NOT BEEN A PRIOR PUBLIC MARKET FOR THE PREFERRED SECURITIES, AND AN ACTIVE TRADING MARKET FOR THE PREFERRED SECURITIES MAY NOT DEVELOP.

     The preferred securities constitute a new issue of securities with no established trading market. Although application has been made to have the preferred securities listed for trading on the American Stock Exchange, a listing does not guarantee that a trading market for the preferred securities will develop. If a trading market does develop, there is no assurance of the depth of that market or that holders of preferred securities will be able to sell their preferred securities easily. An inactive or illiquid trading market could adversely affect the price of your preferred securities.

ENTERBANK HOLDINGS RISK FACTORS

     ANY CHANGES IN INTEREST RATES OR OUR COST OF FUNDS MAY ADVERSELY AFFECT OUR EARNINGS AND FINANCIAL CONDITION.

     Changes in interest rates affect our operating performance and financial condition in diverse ways. Our profitability depends in substantial part on our "net interest spread," which is the difference between the rates we receive on loans and investments and the rates we pay for deposits and other sources of funds. Our net interest spread will depend on many factors that are partly or entirely outside our control, including competition, federal economic, monetary and fiscal policies, and economic conditions generally.

Historically, net interest spreads for many financial institutions have widened and narrowed in response to these and other factors, which are often collectively referred to as "interest rate risk." We intend to try to minimize our exposure to interest rate risk, but we will be unable to eliminate it. In addition, we fund a portion of our loans through wholesale deposits, which are considered to be a lower cost, more stable source than alternative borrowed funds. If we are unable to attract wholesale deposits, our cost of funds may rise, which could have a material adverse effect on our operating results.

     In our banking operations, we are subject to interest rate risk on loans held in our portfolio arising from mismatches (i.e., the interest rate sensitivity gap) between the dollar amount of repricing or maturing assets and liabilities, which is measured in terms of the ratio of the interest rate sensitivity gap to total assets. A higher level of assets repricing or maturing than liabilities over a given time frame is considered asset-sensitive and is reflected as a positive gap. In contrast, a higher level of liabilities repricing or maturing than assets over a given time frame is considered liability-sensitive and is reflected as a negative gap. An asset-sensitive position (i.e., a positive gap) will generally enhance earnings in a rising interest rate environment and will negatively impact earnings in a falling interest rate environment. A liability-sensitive position (i.e., a negative gap) will generally enhance earnings in a falling interest rate environment and negatively impact earnings in a rising interest rate environment. Fluctuations in interest rates are not predictable or controllable. Although we have attempted to structure our asset and liability management strategies to mitigate the impact on net interest income of changes in market interest rates, we can not give any assurance that a sudden or significant change in prevailing interest rates will not have a material adverse effect on our operating results.

     IF BORROWERS DO NOT REPAY LOANS IT WILL ADVERSELY AFFECT ENTERBANK.

     Some borrowers may not repay loans that Enterprise Bank makes to them. This risk is inherent in the commercial banking business. If a significant amount of loans are not repaid, it would have an adverse effect on Enterbank's earnings and overall financial condition, and could cause the insolvency of Enterbank.

     Like all financial institutions, Enterprise Bank maintains an allowance for loan losses to provide for loan defaults and nonperformance. The allowance for loan losses is maintained at a level management feels is adequate to absorb losses inherent in the loan portfolio, an evaluation that is primarily based upon a review of Enterprise Bank's and the banking industry's historical loan loss experience, known and inherent risks contained in the loan portfolio, composition, and growth of the loan portfolio, and current and projected economic factors. However, Enterprise Bank's allowance for loan losses may not be adequate to cover actual losses, and future provisions for loan losses may adversely affect Enterbank's earnings. In addition, various regulatory agencies, as an integral part of the examination process, periodically review Enterprise Bank's loan portfolio. Such agencies may require Enterprise Bank to add to the allowance for loan losses based on their judgments and interpretations of information available to them at the time of their examinations.

     OUR ABILITY TO IMPLEMENT OUR STRATEGY IS DEPENDENT UPON THE FUTURE SUCCESS OF OUR SUBSIDIARIES.

     The growth and success of our subsidiaries is important to our ability to implement our strategy. In particular, both Enterprise Merchant Banc and Enterprise Financial Advisors are unproven and relatively new operating units still in the formative stages of growth. Their present contributions to our revenues and net income are minimal. We do not control the operations of Enterprise Merchant Banc, LLC, the profitability of which has a direct impact on Enterprise Merchant Banc. Moreover, the business and profitability of Enterprise Financial Advisors are dependent, in part, on the performance of third parties over which we have no control, including Argent Capital Management and Moneta Group, Inc. The failure of these subsidiaries to grow and be profitable in the future could adversely affect our financial condition and our ability to meet our strategic objectives.

     IF THERE ARE ADVERSE CONDITIONS IN OUR GEOGRAPHIC AREA OR WITH A FEW CUSTOMERS, THERE MAY HAVE A DISPROPORTIONATELY LARGE EFFECT ON OUR FINANCIAL RESULTS.

     Our success is dependent to a certain extent upon the general economic conditions in the St. Louis metropolitan area and, in particular, the conditions for entrepreneurial entities and small businesses which are the focus of our customer base. Although we expect that economic conditions will be favorable in our markets, there can be no assurance that favorable economic conditions will occur or, if they occur, that they will continue. Adverse changes in economic conditions in the St. Louis metropolitan area could impair our ability to collect loans and have a negative effect on our overall financial condition.

     WE ARE DEPENDENT ON OUR KEY PERSONNEL.

     Our growth and development to date have been largely dependent on certain key employees of Enterbank and Enterprise Bank, the loss of any of whom could have a material adverse effect. Our key employees are Fred H. Eller, James C. Wagner, David J. Mishler, James E. Graser, Richard C. Leuck and Paul L. Vogel. Each of these persons are officers of Enterbank or Enterprise Bank. We carry "key person" life insurance on the lives of Mr. Eller and Mr. Vogel.

     WE ARE IMPACTED BY COMPETITION FROM MANY OTHERS.

     Our commercial banking, merchant banking and financial advisory businesses are all extremely competitive. Many of our competitors are, or are affiliates of, enterprises that have greater resources than we do.

     Through our various businesses, we compete with different institutions, including:

     - other banks and thrift institutions;

     - investment companies, mutual funds and money market funds;

     - full service and discount broker dealers;

     - insurance companies;

     - credit unions; and

     - mortgage companies.

     Some of our competitors are not regulated as extensively as we are and, therefore, may have greater flexibility in competing for business. Some of these competitors are subject to similar regulation but have the advantages of established customer bases, higher lending limits, extensive branch networks, numerous automated teller machines or other factors. We compete by offering market rates on our products and prompt service to our customers.

     WE OPERATE A BUSINESS THAT IS SUBJECT TO SIGNIFICANT GOVERNMENT REGULATION.

     The banking industry is heavily regulated. Our success depends not only on competitive factors but also on the cost of complying with state and federal regulations affecting banks and bank holding companies. We are subject to regulation by the Federal Deposit Insurance Corporation, the Missouri Division of Finance and the Board of Governors of the Federal Reserve System. These regulations put us at a competitive disadvantage compared to less regulated competitors such as finance companies, mortgage banking companies and leasing companies. Banking industry regulations are primarily intended to protect depositors, not shareholders, and are subject to continuous change. The ultimate effect of regulatory change cannot be predicted with certainty. Additional statutes affecting financial institutions may be proposed and enacted in the future. We are currently subject to regulations which may change at any time. There can be no assurance that the cost of complying with government regulations will not adversely affect our business or economic performance.

     WE MAY INCUR SIGNIFICANT COSTS IF WE FORECLOSE ON ENVIRONMENTALLY CONTAMINATED REAL ESTATE.

     If we foreclose on a defaulted real estate loan to recover our investment in such real estate loan, we may be subject to environmental liabilities in connection with the underlying real property. These liabilities could exceed the fair value of the real property. It is also possible that hazardous substances or wastes, contaminants, pollutants or their sources (as defined by state and federal laws and regulations) may be discovered on properties during our ownership or after they are sold to a third party. If they are discovered on a property that we have acquired through foreclosure or otherwise, we may be required to remove those substances and clean up the property. We may have to pay for the entire cost of any removal and clean-up without the contribution of any other third parties. These costs may also exceed the fair value of the property. We may also be liable to tenants and other users of neighboring properties. In addition, we may find it difficult or impossible to sell the property prior to or following any such clean-up.

     THE YEAR 2000 PROBLEM MAY HAVE AN ADVERSE IMPACT ON US OR ON OTHERS UPON WHOM WE DEPEND.

     Much of today's information technology (i.e., computer systems) and embedded technology (e.g., microcontrollers) identifies a particular year on the basis of the last two digits of that year. For example, the year "1998" is recognized by the digits "98." The inability of information technology and embedded technology to properly recognize a year that begins with "20" instead of "19," if not corrected, may result in the production of erroneous results or the failure of systems which rely on information technology and embedded technology. This failure of systems, production of erroneous results and the resulting damages is commonly known as the "Y2K Problem."

     We are dependent, to a substantial degree, upon the proper functioning of our computer systems as well as those of our vendors, suppliers and customers. Most of our products and services rely on information and data provided by others. Most of this information and data is provided electronically and is dependent on information systems and telecommunications. The inability of our vendors and suppliers to provide accurate information in a timely manner, our inability to accurately and timely process such information, the inability of our customers to receive and use our products and services, and a general disruption of telecommunications and utilities as a result of the Y2K Problem would most likely result in business interruption or shutdown, financial loss, potential regulatory action, harm to our reputation and potential legal liability.

     We have developed a Y2K Problem compliance program and, as of September 15, 1999, all phases of the program were complete. We have also developed a Y2K Problem contingency plan for which we believe all training will be completed by October 31, 1999.

Our contingency plan includes, among other things, the preparation and maintenance of electronic and paper back up reports of Enterprise Bank's accounts. If we are required to resort to our contingency plan due to the Y2K Problem, we will incur additional costs, which may be significant, due to inefficiencies associated with the contingency plan.

     Our most likely risk from the Y2K Problem is that our core banking software, which is used to monitor Enterprise Bank's loans and deposits, will be unable to perform accurate calculations and maintain records. In the event our core banking software does not function properly, our record keeping and calculations will be performed manually by Enterprise Bank personnel. Any such failure in our core banking software could have a material adverse effect on our operations and financial performance.

     We have incurred costs of approximately $100,000 for our Y2K Problem compliance program. Although we do not anticipate any significant additional costs, there can be no assurance that we will not incur additional costs which, if incurred, may be significant.

     Although we have conducted internal development and testing of our computer systems to insure Y2K Problem compliance, we can give no assurance that our internal systems will be completely free of errors. Furthermore, we can give no assurance that all of our vendors will deliver Y2K Problem compliant certificates or that the vendors will in fact be Y2K Problem compliant despite their certification of compliance. If either our computer systems or those of our vendors fail to function properly because of the Y2K Problem, the results of our operations may materially suffer.

                                USE OF PROCEEDS

     All of the proceeds from the sale of preferred securities by EBH Trust will be invested in the junior subordinated debentures. The net proceeds to Enterbank Holdings from the sale of the junior subordinated debentures, after deducting underwriting commissions and estimated offering expenses, will be approximately
$          , or $          if the Underwriter's over-allotment option is
exercised in full. We intend to use the net proceeds to:

     - repay approximately $5 million outstanding as of September   , 1999 under
       Enterbank Holdings' revolving credit facility from Jefferson Bank and Trust Company; and

     - retain the remainder for general corporate purposes, including investments from time to time in Enterprise Bank in the form of additional capital.

     On September 23, 1999, the interest rate on our $5 million revolving credit facility from Jefferson Bank and Trust Company was 7.75%. Borrowings under the revolving credit facility, which matures March 31, 2000, have been used to fund the short term working capital needs of Enterbank Holdings and to provide additional capital infusions to Enterprise Bank and other subsidiaries of Enterbank Holdings.

                              ACCOUNTING TREATMENT

     For financial reporting purposes, we will treat EBH Trust as our subsidiary. Accordingly, we will include the accounts of EBH Trust in our consolidated financial statements. We will include the preferred securities in debt in our consolidated balance sheets, and will include appropriate disclosures about the preferred securities, the guarantee and the junior subordinated debentures in the notes to our consolidated financial statements. For financial reporting purposes, we will record distributions on the preferred securities as interest expense in our consolidated statements of income.

     Future reports of Enterbank filed under the Securities Exchange Act of 1934 will include a footnote to the consolidated financial statements stating that:

     - EBH Trust is a wholly-owned subsidiary of Enterbank;

     - the sole asset of EBH Trust is the junior subordinated debentures, specifying the principal amount, interest rate and maturity date of the junior subordinated debentures; and

     - the obligations of Enterbank described in this prospectus, in the aggregate, constitute a full, irrevocable and unconditional guarantee on a subordinated basis by Enterbank of the obligations of EBH Trust under the preferred securities. EBH Trust will not provide separate reports under the Securities Exchange Act of 1934.

                                 CAPITALIZATION

     The following table sets forth (a) our historical capitalization at June 30, 1999 and (b) our adjusted capitalization at June 30, 1999 after giving effect to the offering and the use of net proceeds as described in "Use of Proceeds" above, and assuming the underwriter's over-allotment option is not exercised.

                                                                AT JUNE 30, 1999
                                                          ----------------------------
                                                                           AS ADJUSTED
                                                                             FOR THE
                                                           ACTUAL           OFFERING
                                                          --------         -----------
                                                             (DOLLARS IN THOUSANDS
                                                           EXCEPT PER SHARE AMOUNTS)
LONG-TERM DEBT:
  Notes payable.......................................    $  2,250          $     --
  Guaranteed preferred beneficial interests in
     Enterbank's subordinated debentures..............          --            10,000
                                                          --------          --------
     Total long-term debt.............................       2,250            10,000
  SHAREHOLDERS' EQUITY:
  Common Stock (10,500,000 shares authorized;
     7,140,636 shares issued and outstanding)(1)......          24                24
  Surplus.............................................      19,327            19,327
  Retained Earnings...................................      11,471            11,471
  Accumulated other comprehensive loss................        (32)              (32)
                                                          --------          --------
     Total shareholders' equity.......................      30,790            30,790
                                                          --------          --------
     Total capitalization.............................    $ 33,040          $ 40,790
                                                          ========          ========
CAPITAL RATIOS:
  Ratio of equity to total assets.....................       7.50%             9.94%
  Leverage ratio(2)(3)(4)(5)..........................       8.20%            10.56%
  Risk-based capital ratios:(3)(4)(5)
     Tier 1 capital to risk-weighted assets...........       8.77%            11.28%
     Total capital to risk-weighted assets............       9.74%            12.23%

-------------------------
(1) Adjusted to give retroactive effect to a 3-for-1 stock split to be effective September 29, 1999.

(2) The leverage ratio is Tier 1 capital divided by average quarterly assets, after deducting intangible assets and net deferred tax assets in excess of regulatory maximum limits.

(3) The capital ratios, as adjusted, are computed including the total estimated net proceeds from the sale of the preferred securities, in a manner consistent with Federal Reserve guidelines.

(4) Federal Reserve guidelines for calculation of Tier 1 capital to risk-weighted assets limits the amount of cumulative preferred securities which can be included in Tier 1 capital to 25% of total Tier 1 capital. The total amount of preferred securities offered hereby will be included as Tier 1 capital for Enterbank Holdings.

(5) Unrealized gain (loss), net of tax, on available for sale securities, which is reflected as accumulated other comprehensive loss above, is not included in calculating regulatory capital ratios.

                                    BUSINESS

GENERAL

     Enterprise Bank was organized in 1988 to focus primarily on the banking needs of closely-held businesses, their owners and professional individuals. Enterbank Holdings was formed to serve as a holding company for Enterprise Bank in 1995. From 1988 through 1996, commercial banking services were provided to Enterprise Bank customers from a single location in Clayton, Missouri, an affluent residential and business oriented suburb of St. Louis. We opened two additional facilities in St. Peters and Sunset Hills, both also located in the St. Louis Metropolitan Statistical Area, in 1997. We selected these locations based on our expectations for growth and the high concentration of closely-held businesses and professionals in these markets. We opened a central operations facility in St. Louis County in 1998.

     As a complement to our banking services, we operate Enterprise Financial Advisors, a fee-based financial planning and trust service, and our subsidiary, Enterprise Merchant Banc, Inc., which provides merchant banking services to closely-held businesses and their owners.

ENTERPRISE BANK

     Enterprise Bank offers a broad range of commercial and personal banking services to our customers. Loans include commercial, real estate, financial and industrial development, real estate construction and development and consumer loans which are made primarily to owners and affiliates of our commercial customers. We also provide cash management, Automated Clearing House, safe-deposit box, lock box and online banking services.

     We have experienced significant internal growth since our inception while consistently increasing profitability and maintaining asset quality at a level which we believe compares favorably to our peer group. For the period from December 31, 1994 to June 30, 1999:

     - our loans, assets and deposits increased at compounded annual growth rates of 35%, 31%, and 32%, respectively;

     - our shareholders' equity increased at a compounded annual growth rate of 26%;

     - our net income increased at a compounded annual growth rate of 30%; and

     - our net loan charge-offs to average loans ratio averaged 0.06%.

     We believe we are able to compete effectively in our market because we stress personal service and our officers and senior management maintain close working relationships and personal contact with commercial customers and their businesses. We also believe that our management structure enables us to react to customer requests for loan and deposit services more quickly than our larger competitors. We have significant experience in the communities we service and we continue to target the closely-held business and professional market. Additionally, industry consolidation has resulted in fewer independent banks and fewer financial service companies serving our target market niche. We believe our growth in loans and deposits is also due to the significant number of referrals we receive from our existing customers.

     Our historical growth strategy has been both customer and asset driven. We continuously seek to add customers that fit our target market. This strategy has enabled us to attract customers whose borrowing needs have grown along with our increasing capacity to fund our customers' loan requests. Additionally, we increase our loan portfolio based on lending opportunities developed by our relationship officers. We fund our loan growth by attracting deposits from our customers, borrowing from the Federal Home Loan Bank and, to a lesser extent, attracting wholesale deposits. Wholesale deposits are considered to be stable deposit sources and, when overhead costs are considered, are priced at levels below costs of alternative borrowed funds.

     Our operating strategy has resulted in operating ratios comparable to our peer banks despite our increasing investments in sales personnel and new lines of business. We have expanded our customer relationships and controlled operating costs by:

     - operating stand-alone business units managed by personnel who share directly in the equity appreciation of their units;

     - operating a limited number of offices with a high asset base per office;

     - emphasizing commercial loans which tend to be larger than retail loans;

     - employing an experienced staff, many of whom are rewarded on the basis of performance and customer service;

     - improving data processing and operational systems to increase productivity and control risk; and

     - leasing facilities so that capital can be deployed more effectively to support growth in earning assets.

     Our Board of Directors is comprised primarily of business owners and professionals who fit our target customer profile. The Board plays an active role in our business development activities and the credit review process. Their input and understanding of our needs, and the needs of our target customers, has been critical in our past success and will be a vital element in our plans for future growth.

     We have historically had a low turnover of relationship officers, and it is our policy to keep officers assigned to accounts for long periods of time. This practice improves each officer's understanding of clients' businesses resulting in knowledgeable credit assessments and superior customer service. Credit analysts and other personnel support the relationship officers and all are familiar with each assigned customer creating a "team approach" to serving customers' needs.

ENTERPRISE MERCHANT BANC

     Enterprise Merchant Banc, Inc. was first established by us in 1995 to provide merchant banking services to closely-held businesses and their owners. Its current operations include a minority investment in Enterprise Merchant Banc, LLC, which focuses on providing equity capital and equity-linked debt investments to growing companies in need of additional capital to finance internal and acquisition-related growth. Additionally, Enterprise Merchant Banc, Inc. receives fee income for its role as a financial advisor in capital raising transactions as well as mergers and acquisitions. It focuses on "second stage" and mezzanine financing for established companies rather than "seed money" for start up operations. Due to our relatively recent entry into this business and the long-term nature of merchant banking returns, Enterprise Merchant Banc Inc.'s present contributions to Enterbank Holdings' revenues and net income are minimal. We believe, however, that it is well-positioned to become a significant part of our strategy to achieve continued growth and profitability.

     In order to broaden our array of merchant banking investment activities and potential opportunities, we recently restructured our ownership and control positions of our various merchant banking operations. As a result of this restructuring, we maintain ownership of our wholly-owned subsidiary, Enterprise Merchant Banc, Inc., which in turn has a minority interest in Enterprise Merchant Banc, LLC. The minority interest in the LLC is based on a 4.9% voting and common stock ownership interest and a 24.9% economic interest. The new structure provides us the ability to achieve economic benefits comparable to those we would have realized under the previous structure, yet satisfies Federal Reserve regulations concerning ownership and control.

ENTERPRISE FINANCIAL ADVISORS

     Enterprise Financial Advisors was organized as a division of Enterprise Bank in late 1997 to provide fee-based personal and corporate financial consulting and trust services to our target market. Personal financial consulting includes estate planning, investment management, retirement planning, trust services and custodial services. Corporate consulting services are focused in the areas of retirement plans, management compensation and management succession issues. Some investment management services are provided through Argent Capital Management, a money management company that invests principally in large capitalization companies. We own an 8% interest in Argent Capital Management. Enterprise Financial Advisors has been an integral part of Enterbank Holdings' growth and we believe that it will play a key role in our strategy to achieve continued growth and profitability as it continues to expand the products and services it offers to customers.

     As part of the organization of Enterprise Financial Advisors, we entered into solicitation and referral agreements with Moneta Group, Inc., a nationally recognized firm in the financial planning industry. Under the agreements, Moneta provides assistance in staffing, training, marketing and regulatory compliance and in return receives a share of the gross margin generated by Enterprise Financial Advisors for planning and trust services. In exchange for customer referrals, Moneta receives compensation in the form of Enterbank stock options. The agreements are intended to leverage the trust powers of Enterprise Bank with the established expertise and marketing power of Moneta, thereby enabling Enterprise Financial Advisors to offer a full range of products and services with the depth and expertise of a large financial planning firm.

EBH TRUST

     EBH Trust is a Delaware business trust. EBH Trust will exist solely to:

     - Issue and sell its common securities to us;

     - Issue and sell its preferred securities to the public;

     - Use the proceeds from the sale of its common securities and preferred securities to purchase the junior subordinated debentures from us;

     - Distribute the cash payments it receives on the junior subordinated debentures it owns to the holders of the preferred and common securities; and

     - Engage in other activities that are necessary or incidental to these purposes.

                    DESCRIPTION OF THE PREFERRED SECURITIES

     The preferred securities and the common securities will be issued under the terms of the trust agreement of EBH Trust. The trust agreement will be qualified as an indenture under the Trust Indenture Act. Initially, Wilmington Trust Company will be the property trustee and will act as trustee for the purpose of complying with the Trust Indenture Act. The terms of the preferred securities will include those stated in the trust agreement of EBH Trust and those made part of the trust agreement by the Trust Indenture Act. The following is a summary of the material terms and provisions of the preferred securities and the trust agreement. Prospective investors in the preferred securities are urged to read all the provisions of the trust agreement, including the definitions in the trust agreement, and the Trust Indenture Act. The form of the trust agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

GENERAL OVERVIEW

     Under the terms of the trust agreement of EBH Trust, the administrative trustees will issue the preferred securities and the common securities, collectively, the trust securities. The preferred securities will represent preferred undivided beneficial interests in the assets of EBH Trust and the holders of the preferred securities will be entitled to a preference in most circumstances regarding distributions and amounts payable on redemption or liquidation over the common securities of EBH Trust, as well as other benefits as described in the trust agreement.

     The preferred securities will rank pari passu, and payments will be made thereon pro rata, with the common securities of EBH Trust except as described under "Subordination of Common Securities of EBH Trust Held by Enterbank" below.

     Legal title to the junior subordinated debentures will be held by the property trustee in trust for the benefit of the holders of the trust securities. The preferred securities guarantee executed by Enterbank for the benefit of the holders of the preferred securities will be a guarantee on a subordinated basis and will not guarantee payment of distributions or amounts payable on redemption or liquidation of the preferred securities if EBH Trust does not have funds on hand available to make the payments. See "Description of Preferred Securities Guarantee." If an event of default under the indenture has occurred and is continuing and the default is attributable to Enterbank's failure to pay interest or principal on the junior subordinated debentures on the due date, a holder of preferred securities may institute a legal proceeding directly against Enterbank for payment of principal and interest on the junior subordinated debentures having a principal amount equal to the aggregate liquidation amount of the preferred securities of the holder. This action is referred to in this discussion as a direct action. See "Description of the Junior Subordinated Debentures -- Enforcement of Rights by Holders of Preferred Securities" and "Relationship Among the Preferred Securities, the Junior Subordinated Debentures and the Preferred Securities Guarantee."

QUARTERLY DISTRIBUTION PAYMENTS AND EXTENSIONS ON DISTRIBUTION PAYMENTS

     PAYMENT OF DISTRIBUTIONS. Distributions on the preferred securities will be
payable at the annual rate of      % of the stated liquidation amount of $8,
payable quarterly in arrears on the 15th day of March, June, September and December in each year, beginning December 15, 1999. The amount of each distribution due will include amounts accrued and unpaid through the date the distribution is due. Distributions on the preferred securities will be payable to the holders as they appear on the register of EBH Trust on the relevant record date. Until the preferred securities do not remain in book-entry form, the relevant record date will be one business day prior to the relevant distribution date and, in the event the preferred securities are not in book-entry form, the relevant record date will be the first day of the month in which the relevant distribution date occurs. The right to receive distributions will be cumulative from the date of original issuance of the preferred securities.

     The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any payment date is not a business day, the distribution will be made on the next business day, and without any interest or other payment regarding any delay. As used in this prospectus, a business day means any day other than a Saturday or a Sunday, or a day on which banking institutions in Delaware or Missouri are authorized or required by law or executive order to remain closed.

     The only funds of EBH Trust available for distribution to its preferred securities holders will be payments by Enterbank under the junior subordinated debentures. See "Description of Junior Subordinated Debentures." If Enterbank does not make interest payments on the junior subordinated debentures, the property trustee will not have funds available to pay distributions on the preferred securities. The payment of distributions, if and to the extent EBH Trust has legally available funds and cash sufficient to make payments, is guaranteed by Enterbank. For further information, see "Description of the Preferred Securities Guarantee."

     EXTENSION PERIOD. Unless a debenture event of default has occurred and is continuing, Enterbank has the right under the indenture to defer interest payments on the junior subordinated debentures at any time for a period not exceeding 20 consecutive quarters regarding each extension period. However, no extension period may extend beyond the stated maturity of the junior subordinated debentures. As a consequence of any extension election by Enterbank, quarterly distributions on the preferred securities will be deferred by EBH Trust during any extension period. Distributions to which holders of preferred securities are entitled will accumulate additional amounts at the rate
per year of      % thereof, compounded quarterly from the relevant distribution date. The term distributions as used in this prospectus includes any additional accumulated amounts.

     During any extension period, Enterbank may not (1) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment regarding, any of its capital stock which includes common and preferred stock, or (2) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of Enterbank that rank pari passu with or junior in interest to the junior subordinated debentures or make any preferred securities guarantee payments regarding any preferred securities guarantee by Enterbank of the debt securities of any subsidiary of Enterbank if the preferred securities guarantee ranks pari passu with or junior in interest to the junior subordinated debentures. These restrictions do not apply to:

     - dividends or distributions in capital stock of Enterbank;

     - any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any plan of this type in the future, or the redemption or repurchase of any rights pursuant to this type of plan;

     - payments under the preferred securities guarantee of Enterbank; or

     - purchases of common stock for issuance under any contracts, benefit plans or similar arrangements with or for its directors, officers, employees or consultants or a dividend reinvestment or shareholder stock purchase plan.

     Prior to the termination of any extension period, Enterbank may further extend the extension period, provided that the extension does not cause the extension period to exceed 20 consecutive quarters or extend beyond the stated maturity of the junior subordinated debentures. Upon the termination of any extension period and the payment of all amounts then due, and subject to the above limitations, Enterbank may elect to begin a new extension period. There is no limitation on the number of times that Enterbank may elect to begin an extension period.

     Enterbank has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the junior subordinated debentures.

REDEMPTION -- MANDATORY AND OPTIONAL RIGHTS OF ENTERBANK

     MANDATORY REDEMPTION OF PREFERRED SECURITIES. Upon the repayment or redemption at any time, in whole or in part, of any junior subordinated debentures, the proceeds from the repayment or redemption will be applied by the property trustee to redeem a like amount of the trust securities at the redemption price, as defined below. For more information, see "Description of the Junior Subordinated Debentures -- Redemption." If less than all of the junior subordinated debentures are to be repaid or redeemed on a redemption date, then the proceeds will be allocated to the redemption of the preferred securities and common securities pro rata.

     OPTIONAL REDEMPTION OF JUNIOR SUBORDINATED DEBENTURES. Enterbank will have the right to redeem the junior subordinated debentures (1) beginning on
                     , 2004, in whole at any time or in part from time to time at a redemption price equal to the accrued and unpaid interest on the junior subordinated debentures redeemed to the date fixed for redemption, plus 100% of the principal amount of the junior subordinated debentures, or (2) at any time, in whole, but not in part, upon a tax event, an investment company event or a capital treatment event as defined in the following paragraph. The redemption price will be equal to the accrued and unpaid interest on the redeemed junior subordinated debentures, plus 100% of the principal amount. These payments will be subject to receipt of prior approval by the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. See "Description of the Junior Subordinated Debentures -- Redemption."

     TAX EVENT REDEMPTION, INVESTMENT COMPANY EVENT REDEMPTION, CAPITAL TREATMENT EVENT REDEMPTION OR DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES. If a tax event, an investment company event or a capital treatment event occurs after original issuance of the preferred securities and is continuing, Enterbank has the right to redeem the junior subordinated debentures in whole. If a redemption of the junior subordinated debentures occurs, Enterbank would also cause a mandatory redemption of the preferred securities and common securities in whole at the redemption price, as defined below, within 90 days following the occurrence of any of these events. In each case the redemption would be subject to receipt of prior approval by the Federal Reserve if then required under its applicable capital guidelines or policies. If any of these events has occurred and is continuing, and Enterbank does not elect to redeem the junior subordinated debentures and cause a mandatory redemption of the trust securities or to liquidate EBH Trust and cause the junior subordinated debentures to be distributed to holders of the trust securities in liquidation of EBH Trust, the trust securities will remain outstanding. Also, additional sums, as defined below, may be payable on the junior subordinated debentures.

     A tax event requires the receipt by Enterbank and EBH Trust of a legal opinion to the effect that, as a result of any amendment to, including any announced prospective change in, the laws or regulations of the United States or any political subdivision or taxing authority of the United States, or as a result of any official administrative pronouncement or judicial decision interpreting or applying the tax laws or regulations, there is more than an insubstantial risk that:

     - EBH Trust is, or will be within 90 days of the date of the opinion, subject to United States federal income tax regarding income received or accrued on the junior subordinated debentures;

     - interest payable by Enterbank on the junior subordinated debentures is not, or within 90 days of the opinion, will not be, deductible by Enterbank, in whole or in part, for United States federal income tax purposes; or

     - EBH Trust is, or will be within 90 days of the date of the opinion, subject to more than a de minimis amount of other taxes, duties, assessments or other governmental charges.

     An investment company event requires the receipt by Enterbank and EBH Trust of a legal opinion to the effect that, as a result of any change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, EBH Trust is or will be considered an investment company required to be registered under the Investment Company Act.

     A capital treatment event requires the receipt by Enterbank and EBH Trust of a legal opinion to the effect that, as a result of any amendment to, including any proposed change in, the laws or regulations of the United States or any of its political subdivisions, or as a result of any official action or judicial decision interpreting the laws or regulations, there is more than an insubstantial risk that Enterbank's ability to treat the preferred securities as core capital or its equivalent for purposes of the Federal Reserve capital adequacy guidelines is impaired.

     Additional sums means the additional amounts as may be necessary to be paid by Enterbank on the junior subordinated debentures so that the amount of distributions payable by EBH Trust on the outstanding trust securities will not be reduced as a result of any additional taxes, duties, assessments and other governmental charges to which EBH Trust has become subject.

     Like amount means (1) regarding a redemption of trust securities, trust securities having a liquidation amount, as defined below, equal to that portion of the principal amount of junior subordinated debentures to be contemporaneously redeemed in accordance with the indenture, allocated to the common securities and to the preferred securities based upon the relative liquidation amounts of these classes and the proceeds of which will be used to pay the redemption price of the trust securities, and (2) regarding a distribution of junior subordinated debentures to holders of trust securities in connection with a dissolution or liquidation of EBH Trust, junior subordinated debentures having a principal amount equal to the liquidation amount of the trust securities of the holder to whom the junior subordinated debentures are distributed.

     Liquidation amount means the stated amount of $8 per trust security.

     Redemption price means, regarding any trust security, the liquidation amount of the trust security, plus accumulated and unpaid distributions to the redemption date, allocated on a pro rata basis, based on liquidation amounts, among the trust securities.

DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES

     Subject to Enterbank's having received prior approval of the Federal Reserve, Enterbank will have the right at any time to liquidate EBH Trust and, after satisfaction of the liabilities of creditors of EBH Trust as provided by applicable law, cause the junior subordinated debentures to be distributed to the holders of trust securities in liquidation of EBH Trust. After the liquidation date fixed for any distribution of junior subordinated debentures for preferred securities:

     - the preferred securities will no longer be deemed to be outstanding;

     - the depositary or its nominee, as the record holder of the preferred securities, will receive a registered global certificate or certificates representing the junior subordinated debentures to be delivered upon the distribution; and

     - any certificates representing preferred securities not held by the depositary or its nominee will be deemed to represent the junior subordinated debentures having a principal amount equal to the liquidation amount of the preferred securities, and bearing interest equal to the accrued and unpaid distributions on the preferred securities, until the certificates are presented to the administrative trustees or their agent for reissuance.

     There can be no assurance as to the market prices for the preferred securities or the junior subordinated debentures that may be distributed in exchange for the preferred securities if a dissolution and liquidation of EBH Trust were to occur. Accordingly, the preferred securities that an investor may purchase, or the junior subordinated debentures that the investor may receive on dissolution and liquidation of EBH Trust, may trade at a discount to the price that the investor paid to purchase the preferred securities. If the junior subordinated debentures are distributed, Enterbank will use reasonable efforts to list them on a national securities exchange or quotation system.

REDEMPTION PROCEDURES

     Preferred securities redeemed on each redemption date will be redeemed at the redemption price with the proceeds from the contemporaneous redemption of the junior subordinated debentures. Redemptions of the preferred securities will be made and the redemption price will be payable on each redemption date only to the extent that EBH Trust has funds on hand available for the payment of the redemption price. See "-- Subordination of Common Securities of EBH Trust Held by Enterbank" and "Description of the Preferred Securities Guarantee."

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of trust securities at the holder's registered address. Unless EBH Trust defaults in payment of the applicable redemption price, on and

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

after the redemption date, distributions will cease to accrue on the preferred securities called for redemption.

     If EBH Trust gives a notice of redemption regarding the preferred securities, then, by 12:00 noon, St. Louis, Missouri time, on the redemption date, the property trustee will pay the redemption price to the depositary, as the record holder of the preferred securities. The depositary thereafter will credit the redemption price to the participants for whom it holds the preferred securities. See "Book-Entry Issuance." If the preferred securities are no longer in book-entry form, the property trustee, to the extent funds are available, will deposit with the paying agent for the preferred securities funds sufficient to pay the aggregate redemption price. The property trustee will give the paying agent irrevocable instructions and authority to pay the redemption price upon surrender of certificates evidencing the preferred securities. Notwithstanding the foregoing, distributions payable on or prior to the redemption date will be payable to the holders of the preferred securities on the relevant record dates for the related distribution dates. If notice of redemption has been given and funds deposited as required, then upon the date of the deposit, all rights of the holders of the preferred securities will cease, except the right of the holders of the preferred securities to receive the redemption price, but without interest on the redemption price, and the preferred securities will cease to be outstanding. If any date fixed for redemption of the preferred securities is not a business day, then payment of the redemption price payable on the date will be made on the next business day and without any interest or other payment for the delay. If, however, the business day falls in the next calendar year, the payment will be made on the immediately preceding business day. If payment of the redemption price in respect of preferred securities called for redemption is improperly withheld or refused and not paid either by EBH Trust or by Enterbank under the preferred securities guarantee, distributions on the preferred securities will continue to accrue at the then applicable rate, from the redemption date originally established by EBH Trust for the preferred securities to the date the redemption price is actually paid. In this case the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price. See "Description of the Preferred Securities Guarantee."

     Subject to applicable law, including, without limitation, federal securities laws, Enterbank may at any time and from time to time purchase outstanding preferred securities by tender, in the open market or by private agreement.

     Payment of the redemption price on the preferred securities and any distribution of junior subordinated debentures to holders of preferred securities will be made to the applicable record holders as they appear on the register of the preferred securities on the relevant record date, which date will be one business day prior to the relevant redemption date; provided, however, that if any preferred securities are not in book-entry form, the relevant record date for them will be a date at least 15 days prior to the redemption date. In the case of a liquidation, the record date will be established by the property trustee and be no more than 45 days before the liquidation date.

     If less than all of the trust securities are to be redeemed on a redemption date, then the aggregate redemption price for the trust securities to be redeemed will be allocated pro rata to the preferred securities and common securities based upon the relative liquidation amounts of these classes. The particular outstanding preferred securities to be redeemed will be selected by any method as the property trustee deems fair and appropriate. This method may provide for the selection for redemption of portions equal to $8 or an integral multiple of $8 of the liquidation amount of preferred securities. The property trustee will promptly notify the trust securities registrar in writing of the preferred securities selected

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

for redemption and, in the case of any preferred securities selected for partial redemption, the liquidation amount thereof to be redeemed. For all purposes of the trust agreement, unless the context otherwise requires, all provisions relating to the redemption of preferred securities will relate to the portion of the aggregate liquidation amount of preferred securities which has been or is to be redeemed.

SUBORDINATION OF COMMON SECURITIES OF EBH TRUST HELD BY ENTERBANK

     Payment of distributions on, and the redemption price of, the preferred securities and common securities will be made pro rata based on the liquidation amounts of these securities. However, if on any distribution date or redemption date a debenture event of default has occurred and is continuing, no distributions on or redemption of the common securities will be made. Further, no other payment on account of the redemption, liquidation or other acquisition of the common securities will be made unless payment in full in cash of all distributions payable on all of the outstanding preferred securities are made, or in the case of redemption the full redemption price on all of the outstanding preferred securities then called for redemption, has been made or provided for. All funds available to the property trustee will first be applied to the payment in full in cash of all distributions on, or redemption price of, the preferred securities then due and payable.

     In the case of any event of default under the trust agreement resulting from a debenture event of default, Enterbank as holder of the common securities will be deemed to have waived any right to act regarding any event of default until the effects of all events of default have been cured, waived or otherwise eliminated. Until any events of default have been so cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the preferred securities and not on behalf of Enterbank as holder of the common securities, and only the holders of the preferred securities will have the right to direct the property trustee to act on their behalf.

LIQUIDATION DISTRIBUTION UPON TERMINATION

     Enterbank will have the right at any time to terminate EBH Trust and cause the junior subordinated debentures to be distributed to the holders of the preferred securities. This right is subject to Enterbank having received prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. See "Distribution of the Junior Subordinated Debentures" above.

     In addition, under the trust agreement, EBH Trust will automatically terminate upon expiration of its term and will earlier terminate on the first to occur of: (1) events of bankruptcy, dissolution or liquidation of Enterbank; (2) delivery by Enterbank of written direction to the property trustee to terminate EBH Trust, which direction is optional and wholly within the discretion of Enterbank; (3) redemption of all of the preferred securities as described under "-- Redemption -- Mandatory and Optional Rights of Enterbank;" and (4) the entry of an order for the dissolution of EBH Trust by a court of competent jurisdiction.

     If an early termination occurs as described in clause (1), (2) or (4) above or upon the expiration of the term of EBH Trust, it will be liquidated by the trustees as expeditiously as the trustees determine to be possible. The liquidation will be made after satisfaction of liabilities to creditors of EBH Trust as provided by applicable law. In the liquidation, holders of the trust securities will receive a like amount of the junior subordinated debentures, unless this distribution is determined by the property trustee not

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

to be practical. If the property trustee determines that a distribution of the junior subordinated debentures is not practical, then the holders of preferred securities will be entitled to receive an amount equal to the liquidation amount of $8 per trust security plus accrued and unpaid distributions thereon to the date of payment. This amount, payable out of the assets of EBH Trust available for distribution, is referred to as the liquidation distribution. If the liquidation distribution can be paid only in part because EBH Trust has insufficient assets available to pay the full aggregate liquidation distribution, then the amounts payable directly by EBH Trust on the preferred securities will be paid on a pro rata basis. The holders of the common securities will be entitled to receive distributions upon a liquidation pro rata with the holders of the preferred securities, except that if a debenture event of default has occurred and is continuing, the preferred securities will have a priority over the common securities.

     Under current United States federal income tax law and interpretations and assuming, as expected, EBH Trust is treated as a grantor trust, a distribution of the junior subordinated debentures should not be a taxable event to holders of the preferred securities. Should there be a change in law, a change in legal interpretation, a tax event or other circumstances, however, the distribution could be a taxable event to holders of the preferred securities. See "Material Federal Income Tax Consequences." If Enterbank elects neither to redeem the junior subordinated debentures prior to maturity nor to liquidate EBH Trust and distribute the junior subordinated debentures to holders of the preferred securities, the preferred securities will remain outstanding until the repayment of the junior subordinated debentures.

     If Enterbank elects to liquidate EBH Trust and cause the junior subordinated debentures to be distributed to holders of the preferred securities in liquidation of EBH Trust, Enterbank will continue to have the right to shorten the maturity of the junior subordinated debentures under most circumstances. See "Description of the Junior Subordinated Debentures -- General Overview."

EVENTS OF DEFAULT; NOTICE

     Any one of the following events that has occurred and is continuing constitutes an event of default under the trust agreement:

     - the occurrence of a debenture event of default under the indenture, see "Description of the Junior Subordinated Debentures -- Indenture Events of Default"; or

     - default by EBH Trust in the payment of any distribution when it becomes due and payable, and continuation of the default for a period of 30 days; or

     - default by EBH Trust in the payment of any redemption price of any trust security when it becomes due and payable; or

     - default in the performance, or breach, in any material respect, of any covenant or warranty of the property trustee in the trust agreement, other than a default or breach in the performance of a covenant or warranty which is addressed in the previous two points above, and continuation of the default or breach, for a period of 60 days after there has been given, by registered or certified mail, to the property trustee by the holders of at least 25% in aggregate liquidation amount of the outstanding preferred securities, a written notice specifying the default or breach

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

and requiring it to be remedied and stating that the notice is a "Notice of Default" under the trust agreement; or

     - the occurrence of events of bankruptcy or insolvency regarding the property trustee and the failure by Enterbank to appoint a successor property trustee within 60 days thereof.

     Within five business days after the occurrence of any event of default actually known to the property trustee, the property trustee is required to transmit notice of the event of default to the holders of the preferred securities, the administrative trustees and Enterbank, unless the event of default has been cured or waived. Enterbank and the administrative trustees are required to file annually with the property trustee a certificate as to whether they are in compliance with all the conditions and covenants applicable to them under the trust agreement.

     If a debenture event of default has occurred and is continuing, the preferred securities will have a preference over the common securities upon termination of EBH Trust as described above. See "-- Liquidation Distribution Upon Termination." Upon a debenture event of default, unless the principal of all the junior subordinated debentures has already become due and payable, either the property trustee or the holders of not less than 25% in aggregate principal amount of outstanding junior subordinated debentures may declare all of the junior subordinated debentures to be due and payable immediately. Written notice must be given to Enterbank, and to the property trustee, if given by holders of the junior subordinated debentures. If the property trustee or the holders of the junior subordinated debentures fail to declare the principal of all of the junior subordinated debentures due and payable upon a debenture event of default, the holders of at least 25% in liquidation amount of the preferred securities then outstanding will have the right to declare the junior subordinated debentures immediately due and payable. In either event, payment of principal and interest on the junior subordinated debentures will remain subordinated to the extent provided in the indenture. In addition, holders of the preferred securities have to bring a direct action as discussed below. See "Description of the Junior Subordinated Debentures -- Enforcement of Rights by Holders of Preferred Securities."

REMOVAL OF TRUSTEES

     Unless a debenture event of default has occurred and is continuing, any trustee may be removed at any time by the holder of the common securities of EBH Trust. If a debenture event of default has occurred and is continuing, the property trustee, Delaware trustee or both may be removed by the holders of a majority in liquidation amount of the outstanding preferred securities. In no event will the holders of the preferred securities have the right to vote to appoint, remove or replace the administrative trustees, which voting rights are vested exclusively in Enterbank as the holder of the common securities. No resignation or removal of a trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the trust agreement.

CO-TRUSTEES AND SEPARATE PROPERTY TRUSTEE

     Unless an event of default has occurred and is continuing, at any time, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of trust property may at the time be located, the holders of the common securities and the administrative trustees have power to appoint one or more persons either

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

to act as (1) a co-trustee, jointly with the property trustee, of all or any part of the trust property, or (2) to act as separate trustee of any such property. In either case these trustees will have the powers which may be provided in the instrument of appointment, and will have vested in them any property, title, right or power deemed necessary or desirable, subject to the provisions of the trust agreement. In case a debenture event of default has occurred and is continuing, the property trustee alone will have power to make the appointment.

MERGER OR CONSOLIDATION OF TRUSTEES

     Generally, any person or successor to any of the trustees of EBH Trust may be a successor trustee to any of the trustees, including a successor resulting from a merger or consolidation. However, any successor trustee must meet all of the qualifications and eligibility standards to act as a trustee to EBH Trust.

MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF EBH TRUST

     EBH Trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any trust or other person, except as described below. EBH Trust may, at the request of Enterbank, with the consent of the administrative trustees and without the consent of the holders of the preferred securities, the property trustee or the Delaware trustee, undertake the transactions described above; provided, that:

     - the successor entity either (a) expressly assumes all of the obligations of EBH Trust regarding the preferred securities or (b) substitutes for the preferred securities other securities having substantially the same terms as the preferred securities, so long as the successor securities rank the same as the preferred securities rank in priority regarding distributions and payments upon liquidation, redemption and otherwise;

     - Enterbank expressly appoints a trustee of the successor entity possessing substantially the same powers and duties as the property trustee as the holder of the junior subordinated debentures;

     - any transaction of this kind does not adversely affect the rights, preferences and privileges of the holders of the preferred securities, including any successor securities, in any material respect;

     - the successor entity has a purpose identical to that of EBH Trust;

     - the successor securities will be listed or traded on any national securities exchange or other organization on which the preferred securities may then be listed;

     - prior to the transaction, Enterbank has received a legal opinion from independent counsel to EBH Trust experienced in such matters to the effect that (a) the transaction does not adversely affect the rights, preferences and privileges of the holders of the preferred securities, including any successor securities, in any material respect, and (b) following any transaction of this kind, neither EBH Trust nor the successor entity will be required to register as an investment company under the Investment Company Act; and

     - Enterbank or any permitted successor or designee owns all of the common securities of the successor entity and guarantees the obligations of the successor

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

       entity under the successor securities at least to the extent provided by the preferred securities guarantee. Notwithstanding the foregoing, EBH Trust will not, except with the consent of holders of 100% in liquidation amount of the preferred securities, enter into any transaction of this kind, or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if the transaction would cause EBH Trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF THE TRUST AGREEMENT

     Except in certain limited circumstance described below and under "Description of the Preferred Securities Guarantee -- Amendments and Assignment", in general, the holders of the preferred securities will have no voting rights.

     The trust agreement may be amended from time to time by Enterbank and the trustees, without the consent of the holders of the trust securities:

     - to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to make any other provisions regarding matters or questions arising under the trust agreement, which are not inconsistent with the other provisions of the trust agreement; or

     - to modify, eliminate or add to any provisions of the trust agreement to the extent that is necessary to ensure that EBH Trust will be classified for United States federal income tax purposes as a grantor trust at all times that any trust securities are outstanding or to ensure that EBH Trust will not be required to register as an investment company under the Investment Company Act.

     Provided, however, that in the case of the first point above, this action will not adversely affect in any material respect the interests of any holder of trust securities, and any amendments of the trust agreement will become effective when notice is given to the holders of the trust securities.

     The trust agreement may be amended by the trustees and Enterbank (1) with the consent of holders representing not less than a majority of the aggregate liquidation amount of the outstanding trust securities, and (2) upon receipt by the trustees of an opinion of counsel to the effect that the amendment or the exercise of any power granted to the trustees in accordance with the amendment will not affect EBH Trust's status as a grantor trust for United States federal income tax purposes or EBH Trust's exemption from status as an investment company under the Investment Company Act. However, without the consent of each holder of trust securities, the trust agreement may not be amended to (1) change the amount or timing of any distribution on the trust securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust securities as of a specified date or (2) restrict the right of a holder of trust securities to institute suit for the enforcement of any payment of distributions afterwards.

     For the time that any junior subordinated debentures are held by the property trustee, the trustees will not:

     - direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or executing any trust or power conferred on the indenture trustee regarding the junior subordinated debentures;

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

     - waive any past default that is waivable under the indenture;

     - exercise any right to rescind or annul a declaration that the principal of all the junior subordinated debentures will be due and payable; or

     - consent to any amendment, modification or termination of the indenture or the junior subordinated debentures, where this consent is required, without, in each case, obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding preferred securities. However, where a consent under the indenture would require the consent of each affected holder of junior subordinated debentures, this consent may not be given by the property trustee without the prior consent of each holder of the preferred securities. The trustees will not revoke any action previously authorized or approved by a vote of the holders of the preferred securities except by subsequent vote of the holders of the preferred securities. The property trustee will notify each holder of the preferred securities of any notice of default regarding the junior subordinated debentures. In addition to obtaining these approvals of the holders of the preferred securities, prior to taking any of the above actions, the trustees will obtain an opinion of counsel stating that EBH Trust will not, as a consequence of the proposed action by the property trustee, cease to be classified as a grantor trust and will not be classified as an association taxable as a corporation for United States federal income tax purposes on account of the action.

     Any required approval of holders of the preferred securities may be given at a meeting of holders of preferred securities convened for this purpose or under written consent. The property trustee will cause a notice of any meeting at which holders of the preferred securities are entitled to vote, or of any matter upon which action by written consent of the holders is to be taken, to be given to each holder of record of the preferred securities in the manner set forth in the trust agreement.

     No vote or consent of the holders of the preferred securities will be required for EBH Trust to redeem and cancel the preferred securities in accordance with the trust agreement.

     Any of the preferred securities that are owned by Enterbank, the trustees or any affiliate of Enterbank or any trustees, will, for purposes of the vote or consent, be treated as if they were not outstanding.

GLOBAL PREFERRED SECURITIES

     The preferred securities will be represented by one or more global certificates registered in the name of the depositary or its nominee. Beneficial interests in the preferred securities will be shown on, and transfers will be effected only through, records maintained by participants in the depositary. Except as described below, preferred securities in certificated form will not be issued in exchange for the global certificates. See "Book-Entry Issuance."

     A global security will be exchangeable for preferred securities registered in the names of persons other than the depositary or its nominee only if:

     - the depositary notifies Enterbank that it is unwilling or unable to continue as a depositary for the global security and no successor depositary has been appointed, or if at any time the depositary ceases to be a clearing agency registered under the

       Securities Exchange Act of 1934, at a time when the depositary is required to be so registered to act as a depositary;

     - Enterbank in its sole discretion determines that the global security will be so exchangeable; or

     - there has occurred and is continuing an event of default under the indenture. Any global security that is exchangeable under the preceding sentence will be exchangeable for definitive certificates registered in the names which the depositary directs. It is expected that the instructions will be based upon directions received by the depositary regarding ownership of beneficial interests in the global security. In the event that preferred securities are issued in certificated form, they will be in denominations of $8 or integral multiples of $8 and may be transferred or exchanged at the offices described below.

     Unless and until it is exchanged in whole or in part for the individual preferred securities, the global preferred security may not be transferred except (1) as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or (2) another nominee of the depositary or (3) by the depositary or any nominee to a successor depositary or any nominee of the successor.

     Payments on preferred securities represented by a global security will be made to the depositary, as the depositary for the preferred securities. In the event the preferred securities are issued in certificated form, distributions will be payable, the transfer of the preferred securities will be registrable, and preferred securities will be exchangeable for preferred securities of other denominations of a like aggregate liquidation amount, at the corporate office of the property trustee, or at the offices of any paying agent or transfer agent appointed by the administrative trustees. However, payment of any distribution may be made at the option of the administrative trustees by check mailed to the address of the persons entitled to payments or by wire transfer. In addition, if the preferred securities are issued in definitive form, the record dates for payment of distributions will be the first day of the month in which the relevant distribution date occurs. For a description of the terms of the depositary arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see "Book-Entry Issuance."

     Upon the issuance of a global preferred security, and the deposit of the global preferred security with or on behalf of the depositary, the depositary will credit, on its book-entry registration and transfer system, the respective aggregate liquidation amounts of the individual preferred securities represented by the global preferred security to persons that have accounts with the depositary. The accounts will be designated by the dealers, underwriters or agents regarding the preferred securities. Ownership of beneficial interests in a global preferred security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global preferred security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee and the records of participants regarding interests of persons who hold through participants. The laws of some states require that some purchasers of securities in those states take physical delivery of the securities in certificated form. The limits, under these laws, may impair the ability to transfer beneficial interests in a global preferred security.

     For the time that the depositary for a global preferred security, or its nominee, is the registered owner of the global preferred security, this registered owner will be considered the sole owner or holder of the preferred securities represented by the global preferred security for all purposes under the trust agreement of EBH Trust. Except as provided below, owners of beneficial interests in a global preferred security will not be entitled to have any of the individual preferred securities represented by the global preferred security registered in their names, will not receive or be entitled to receive physical delivery of any the preferred securities in certificated form and will not be considered the owners or holders thereof.

     None of Enterbank, the property trustee, any paying agent, or the securities registrar for the preferred securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global preferred security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

     Enterbank expects that the depositary, upon receipt of any payment of the liquidation amount or distributions in respect of a permanent global preferred security, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interest in the aggregate liquidation amount of the global preferred security as shown on the records of the depositary or its nominee. Enterbank also expects that payments by participants to owners of beneficial interests in the global preferred security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in street name. The payments will be the responsibility of the participants.

     If the depositary for the preferred securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by Enterbank within 90 days, EBH Trust will issue individual preferred securities in exchange for the global preferred security. In addition, EBH Trust may at any time in its sole discretion, subject to any limitations described in this prospectus relating to the preferred securities, determine not to have any preferred securities represented by one or more global preferred securities. In this event, Enterbank will issue individual preferred securities in exchange for the global preferred security or securities representing the preferred securities. Further, if EBH Trust specifies, an owner of a beneficial interest in a global preferred security representing preferred securities may receive individual preferred securities in exchange for the beneficial interests, subject to any limitations described in this prospectus. In any such instance, a beneficial interest owner in a global preferred security will be entitled to physical delivery of individual preferred securities represented by the global preferred security equal in liquidation amount to the beneficial interest, and to have the preferred securities registered in its name. Individual preferred securities issued will be issued in denominations, unless otherwise specified by EBH Trust, of $8 and integral multiples of $8.

PAYMENT AND PAYING AGENCY

     Payments in respect of the preferred securities will be made to the depositary, which will credit the relevant accounts at the depositary on the applicable distribution dates. However, if any of the preferred securities are not held by the depositary, the payments will be made by check mailed to the address of the holder as the address appears on the register. The paying agent will initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to the administrative trustees and

Enterbank. The paying agent will be permitted to resign as paying agent upon 30 days' written notice to the property trustee and Enterbank. In the event that the property trustee is no longer the paying agent, the administrative trustees will appoint a successor paying agent, which will be a bank or trust company acceptable to the administrative trustees and Enterbank.

REGISTRAR AND TRANSFER AGENT

     The property trustee will act as registrar and transfer agent for the preferred securities. Registration of transfers of the preferred securities will be effected without charge by or on behalf of EBH Trust, but the registrar may require payment to cover any tax or other governmental charges that may be imposed in connection with any transfer or exchange. EBH Trust will not be required to register or cause to be registered the transfer of the preferred securities after the preferred securities have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

     The property trustee, other than upon the occurrence and during the continuance of an event of default, undertakes to perform only the duties which are specifically set forth in the trust agreement. After an event of default, the property trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the property trustee is under no obligation to exercise any of the powers vested in it by the trust agreement at the request of any holder of preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred. If no event of default has occurred and is continuing and the property trustee is required to decide between alternative causes of action, construe ambiguous provisions in the trust agreement or is unsure of the application of any provision of the trust agreement, and the matter is not one on which holders of the preferred securities are entitled under the trust agreement to vote, then the property trustee will take action as directed by Enterbank. If the property trustee is not so directed, it will take action as it deems advisable and in the best interests of the holders of the trust securities and will have no liability under the trust agreement except for its own bad faith, negligence or willful misconduct.

MISCELLANEOUS

     The administrative trustees are authorized and directed to conduct the affairs of and to operate EBH Trust in such a way that EBH Trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act or classified as an association taxable as a corporation for United States federal income tax purposes and so that the junior subordinated debentures will be treated as indebtedness of Enterbank for United States federal income tax purposes. In this regard, Enterbank and the administrative trustees are authorized to take any lawful action not inconsistent with the certificate of trust of EBH Trust or the trust agreement, that they determine in their discretion to be necessary or desirable for these purposes, as long as the action does not materially adversely affect the interests of the holders of the related preferred securities. Holders of the preferred securities have no preemptive or similar rights.

     EBH Trust may not borrow money or issue debt or mortgage or pledge any of its assets.

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

               DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

     The junior subordinated debentures will be issued under a subordinated
indenture, dated as of                      , 1999, between Enterbank and
Wilmington Trust Company, as the indenture trustee. The following is a summary of the material terms and provisions of the junior subordinated debentures and the indenture. Prospective investors are urged to read the indenture, which has been filed as an exhibit to the registration statement of which this prospectus forms a part. Wherever particular defined terms of the indenture are referred to but not defined herein, such defined terms have the same meaning as that in the indenture. The indenture is qualified under the Trust Indenture Act.

     Concurrently with the issuance of the preferred securities, EBH Trust will invest the proceeds from the sale of the preferred securities, together with the consideration paid by Enterbank for the common securities, in junior subordinated debentures issued by Enterbank. The junior subordinated debentures will be issued as unsecured debt under the indenture.

GENERAL OVERVIEW

     The junior subordinated debentures will bear interest at the rate of      %
per year of their principal amount, payable quarterly in arrears on the 15th day of March, June, September and December of each year, beginning December 15, 1999, to the person in whose name each junior subordinated debenture is registered, subject to minor exceptions, at the close of business on the business day next preceding the interest payment date. Notwithstanding the above, in the event that either (1) the junior subordinated debentures are held by the property trustee and the preferred securities are no longer in book-entry only form or (2) the junior subordinated debentures are not represented by a global subordinated debenture, the record date for the interest payment will be the first day of the month in which the payment is made. The amount of each interest payment due regarding the junior subordinated debentures will include amounts accrued and unpaid through the date the interest payment is due. It is anticipated that, until the liquidation, if any, of EBH Trust, each junior subordinated debenture will be held in the name of the property trustee in trust for the benefit of the holders of the preferred securities. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the junior subordinated debentures is not a business day, then payment of the interest payable on that date will be made on the next business day. Accrued interest that is not paid on the applicable interest payment date will bear
additional interest at the rate per year of      % compounded quarterly. The
term interest as used in this prospectus includes quarterly interest payments, interest on quarterly interest payments not paid on the applicable interest payment date and additional sums, as defined below, as applicable.

     The junior subordinated debentures will mature on                      ,
2029. This date, as it may be shortened as described below, is the stated maturity. This date may be shortened once at any time by Enterbank before the day which is 90 days before the scheduled maturity date to any date not earlier
than                      , 2004, subject to Enterbank having received prior
approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. In the event that Enterbank elects to shorten the stated maturity of the junior subordinated debentures, it will give at least 90 days prior notice to the registered holders of the junior subordinated debentures, the property trustee and the indenture trustee. The property trustee must give notice to the holders of the trust securities of the shortening of the stated maturity.

     The junior subordinated debentures will be unsecured and will rank junior and be subordinate in right of payment to all senior and subordinated debt (as defined in the indenture) of Enterbank. Because Enterbank is a holding company, the right of Enterbank to participate in any distribution of assets of Enterprise Bank or any other subsidiary, or upon Enterprise Bank's or any other subsidiary's liquidation or reorganization or otherwise, and thus the ability of holders of the junior subordinated debentures to benefit indirectly from the distribution, is subject to the prior claims of creditors of that subsidiary, except to the extent that Enterbank may itself be recognized as a creditor of that subsidiary. Accordingly, the junior subordinated debentures will be effectively subordinated to all existing and future liabilities of Enterbank's subsidiaries, and holders of junior subordinated debentures should look only to the assets of Enterbank for payments on the junior subordinated debentures. The indenture does not limit the incurrence or issuance of other secured or unsecured debt of Enterbank, including senior and subordinated debt, whether under the indenture or any existing or other indenture that Enterbank may enter into in the future or otherwise. See "Subordination" below.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

     If no debenture event of default has occurred and is continuing, Enterbank has the right under the indenture at any time during the term of the junior subordinated debentures to defer interest payments at any time for a period not exceeding 20 consecutive quarters. However, no extension period may extend beyond the stated maturity of the junior subordinated debentures. At the end of an extension period, Enterbank must pay all interest then accrued and unpaid,
together with interest at the rate of      % per year, compounded quarterly.
During an extension period, interest will continue to accrue and holders of junior subordinated debentures will be required to accrue interest income for United States federal income tax purposes. See "Material Federal Income Tax Consequences -- Interest Income and Original Issue Discount."

     During any extension period, Enterbank may not (1) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment regarding, any of Enterbank's capital stock or (2) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of Enterbank, including other junior subordinated debentures, that rank pari passu with or junior in interest to the junior subordinated debentures or make any preferred securities guarantee payments regarding any preferred securities guarantee by Enterbank of the debt securities of any subsidiary of Enterbank if the preferred securities guarantee ranks pari passu with or junior in interest to the junior subordinated debentures. These restrictions do not apply to:

     - dividends or distributions in capital stock of Enterbank;

     - any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any plan in the future, or the redemption or repurchase of any rights pursuant to this type of plan;

     - payments under the preferred securities guarantee; or

     - purchases of common stock for issuance under any contracts, benefit plans or similar arrangements with or for its directors, officers, employees or consultants or a dividend reinvestment or shareholder stock purchase plan.

Prior to the termination of any extension period, Enterbank may further extend the extension period, provided that the extension does not cause the extension period to exceed 20 consecutive quarters or extend beyond the stated maturity of the junior subordinated debentures. Upon the termination of any extension period and the payment of all amounts then due on any interest payment date, Enterbank may elect to begin a new extension period subject to the above requirements. No interest will be due and payable during an extension period, except at the end of the extension period.

     If the property trustee is the only registered holder of the junior subordinated debentures, Enterbank must give the property trustee, the administrative trustees and the indenture trustee notice of its election of any extension period at least one business day prior to the earlier of (1) the date the distributions on the preferred securities would have been payable except for the election to begin or extend the extension period or (2) the date the administrative trustees are required to give notice to the holders of the preferred securities of the record date or the date the distributions are payable, but in any event not less than one business day prior to the record date. The indenture trustee will give notice of Enterbank's election to begin or extend a new extension period to the administrative trustees who, in turn, will give notice to the holders of the preferred securities. There is no limitation on the number of times that Enterbank may elect to begin an extension period.

ADDITIONAL SUMS TO BE PAID AS A RESULT OF ADDITIONAL TAXES

     If EBH Trust or the property trustee is required to pay any additional taxes, duties, assessments or other governmental charges as a result of a tax event, Enterbank will pay as additional amounts on the junior subordinated debentures any amounts which will be required so that the distributions payable by EBH Trust will not be reduced as a result of any additional taxes, duties or other governmental charges. See "Description of the Preferred Securities
-- Redemption -- Mandatory and Optional Rights of Enterbank" for a definition of tax event.

REDEMPTION

     Subject to Enterbank's having received prior approval of the Federal Reserve, if then required under applicable capital guidelines or policies of the Federal Reserve, the junior subordinated debentures are redeemable prior to
maturity at the option of Enterbank (1) beginning                      , 2004,
in whole at any time or in part from time to time, or (2) at any time in whole, but not in part, upon the occurrence and during the continuance of a tax event, an investment company event or a capital treatment event, in each case at a redemption price equal to the accrued and unpaid interest on the junior subordinated debentures redeemed to the date fixed for redemption, plus 100% of the principal amount of the junior subordinated debentures. See "Description of the Preferred Securities -- Redemption -- Mandatory and Optional Rights of Enterbank" for definitions of tax event, investment company event and capital treatment event.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of junior subordinated debentures to be redeemed at the holder's registered address. Unless Enterbank defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the junior subordinated debentures or portions of the junior subordinated debentures called for redemption.

     The junior subordinated debentures will not be subject to any sinking fund.

DISTRIBUTION UPON LIQUIDATION

     As described under "Description of the Preferred Securities -- Liquidation Distribution Upon Termination," under circumstances involving the termination of EBH Trust, the junior subordinated debentures may be distributed to the holders of the preferred securities and common securities in liquidation of EBH Trust after satisfaction of liabilities to creditors of EBH Trust. If distributed to holders of the preferred securities in liquidation, the junior subordinated debentures will initially be issued in the form of one or more global securities and the depositary, or any successor depositary for the preferred securities, will act as depositary for the junior subordinated debentures. It is anticipated that the depositary arrangements for the junior subordinated debentures would be substantially identical to those in effect for the preferred securities. If the junior subordinated debentures are distributed to the holders of preferred securities upon the liquidation of EBH Trust, there can be no assurance as to the market price of any junior subordinated debentures that may be distributed to the holders of preferred securities. If the junior subordinated debentures are distributed, Enterbank will use reasonable efforts to list them on a national securities exchange or quotation system.

RESTRICTIONS ON PAYMENTS

     Enterbank has restrictions on paying dividends or making payments regarding pari passu or junior debt if:

     - there has occurred any event of which Enterbank has actual knowledge that
       (a) with the giving of notice or the lapse of time, or both, would constitute a debenture event of default and (b) in respect of which Enterbank shall not have taken reasonable steps to cure;

     - Enterbank has given notice of its election of an extension period as provided in the indenture regarding the junior subordinated debentures and has not rescinded the notice, or the extension period, or any extension thereof, is continuing; or

     - while the junior subordinated debentures are held by EBH Trust, Enterbank is in default regarding its payment of any obligation under the preferred securities guarantee.

     If any of the events above have occurred, Enterbank will not:

     - declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment regarding, any of Enterbank's capital stock; or

     - make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of Enterbank, including other junior subordinated debt, that rank pari passu with or junior in interest to the junior subordinated debentures or make any preferred securities guarantee payments regarding any preferred securities guarantee by Enterbank of the debt securities of any subsidiary of Enterbank if the preferred securities guarantee ranks pari passu or junior in interest to the junior subordinated debentures.

     Provided, however, Enterbank may (a) declare and pay dividends or distributions in common stock, (b) make any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under this type of plan in the future or the redemption or repurchase of any rights under such plan, (c) make payments under the preferred securities guarantee and (d) make purchases of common stock related to the issuance of common stock or rights under any of Enterbank's benefit plans for its directors, officers or employees.

SUBORDINATION OF JUNIOR SUBORDINATED DEBENTURES TO SENIOR AND SUBORDINATED DEBT OF ENTERBANK

     In the indenture, Enterbank has agreed that any junior subordinated debentures will be subordinate and junior in right of payment to all senior and subordinated debt to the extent provided in the indenture. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization or any bankruptcy, or similar proceedings in connection with any insolvency or bankruptcy proceeding of Enterbank, the holders of senior and subordinated debt will first be entitled to receive payment in full of principal, interest and premium, if any, on the senior and subordinated debt before the holders of junior subordinated debentures will be entitled to receive principal or interest payments on the junior subordinated debentures.

     In the event of the acceleration of the maturity of any junior subordinated debentures, the holders of all senior and subordinated debt outstanding upon acceleration will first be entitled to receive payment in full of all amounts due to them, including any amounts due upon acceleration, before the holders of junior subordinated debentures will be entitled to receive any principal or interest payments on the junior subordinated debentures. However, holders of subordinated debt will not be entitled to receive payment of any of these amounts to the extent that the subordinated debt is by its terms subordinated to trade creditors.

     No principal or interest payments on the junior subordinated debentures may be made if there has occurred and is continuing a default in any payment regarding senior and subordinated debt or an event of default regarding any senior and subordinated debt resulting in the acceleration of the maturity of senior and subordinated debt, or if any judicial proceeding is pending regarding any of this type of default.

     Debt as used in this discussion means regarding any person, whether recourse is to all or a portion of the assets of the person and whether or not contingent:

     - every obligation of the person for money borrowed;

     - every obligation of the person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

     - every reimbursement obligation of the person regarding letters of credit, bankers' acceptances or similar facilities issued for the account of the person;

     - every obligation of the person issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business;

     - every capital lease obligation of the person; and

     - every obligation of the type referred to in all of the points immediately above of another person and all dividends of another person the payment of which, in either case, the person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

     Senior and subordinated debt means the principal of and premium, if any, and interest, if any, on debt of Enterbank, including interest accruing at the time of the filing of any petition in bankruptcy or for reorganization relating to Enterbank, whether incurred on or prior to the date of the indenture or thereafter incurred, unless, in the instrument creating or evidencing the debt or under which the debt is outstanding, it is provided that the obligations are not superior in right of payment to the junior subordinated debentures or to other debt which is pari passu with, or subordinated to, the junior subordinated debentures.

     However, senior and subordinated debt will not be deemed to include:

     - any debt of Enterbank which when incurred and without respect to any election under section 1111(b) of the United States Bankruptcy Code was without recourse to Enterbank;

     - any debt of Enterbank to any of its subsidiaries;

     - any debt to any employee of Enterbank;

     - any debt which by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of the debt by the holders of the junior subordinated debentures as a result of the subordination provisions of the indenture would be greater than they otherwise would have been as a result of any obligation of the holders to pay amounts over to the obligees on the trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which the debt is subject;

     - the preferred securities guarantee; and

     - any other debt securities issued under the indenture.

     The indenture places no limitation on the amount of additional senior and subordinated debt that may be incurred by Enterbank. Enterbank expects from time to time to incur additional indebtedness constituting senior and subordinated debt.

DENOMINATIONS, REGISTRATION AND TRANSFER

     It is anticipated that, until the liquidation, if any, of EBH Trust, each junior subordinated debenture will be held in the name of the property trustee in trust for the benefit of the holders of the preferred securities. However, in the event of either a tax event, investment company event or capital treatment event, the junior subordinated debentures in certificated form may be exchanged and represented by global certificates registered in the name of the depositary or its nominee. In the event of such an exchange, beneficial interests in the junior subordinated debentures will be shown on, and transfers thereof will be effected only through, records maintained by the depositary. Except as described below, junior subordinated debentures in certificated form will not be issued in exchange for the global certificates. See "Book-Entry Issuance."

     Unless and until a global subordinated debenture is exchanged in whole or in part for the individual junior subordinated debentures, it may not be transferred except (1) as a whole by the depositary for the global subordinated debenture to a nominee of the depositary or (2) by the depositary to a successor depositary selected or approved by Enterbank or (3) to any nominee of the successor.

     A global security will be exchangeable for junior subordinated debentures registered in the names of persons other than the depositary or its nominee only if (1) the depositary notifies Enterbank that it is unwilling or unable to continue as a depositary for the global security and no successor depositary has been appointed, or if at any time the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934 at a time when the depositary is required to be so registered to act as a depositary or (2) Enterbank in its sole discretion determines that the global security will be so exchangeable. Any global security that is exchangeable under the preceding sentence will be exchangeable for definitive certificates registered in the names which the depositary directs. It is expected that the instructions will be based upon directions received by the depositary from its participants regarding ownership of beneficial interests in the global security. In the event that junior subordinated debentures are issued in definitive form, the junior subordinated debentures will be in denominations of $8 and integral multiples of $8 and may be transferred or exchanged at the offices described below.

     Payments on junior subordinated debentures represented by a global security will be made to the depositary for the junior subordinated debentures. In the event junior subordinated debentures are issued in definitive form, principal and interest will be payable, the transfer of the junior subordinated debentures will be registrable, and junior subordinated debentures will be exchangeable for junior subordinated debentures of other denominations of a like aggregate principal amount, at the corporate office of the indenture trustee, or at the offices of any paying agent or transfer agent appointed by Enterbank. However, interest payments may be made at the option of Enterbank by check mailed to the address of the persons entitled to payments or by wire transfer. In addition, if the junior subordinated debentures are issued in certificated form, the record dates for interest payments will be the first day of the month in which the payment is to be made. For a description of the depositary and the terms of the depositary arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see "Book-Entry Issuance."

     Enterbank will appoint the indenture trustee as securities registrar under the indenture. Junior subordinated debentures may be presented for exchange as provided above, and may be presented for registration of transfer with the form of transfer endorsed, or a satisfactory written instrument of transfer, duly executed, at the office of the securities registrar. Enterbank may at any time rescind the designation of any registrar or approve a change in the location through which any registrar acts, provided that Enterbank maintains a registrar in the place of payment. Enterbank may at any time designate additional registrars regarding the junior subordinated debentures.

     In the event of any redemption of less than all of the junior subordinated debentures, neither Enterbank nor the indenture trustee will be required to issue, exchange or register the transfer of less than all of the junior subordinated debentures during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption selecting for redemption less than all of the junior subordinated debentures and ending at the close of business on the day of mailing of the relevant notice of redemption.

PAYMENT AND PAYING AGENTS

     Payment of principal of and any interest on the junior subordinated debentures will be made at the office of the indenture trustee, except that at the option of Enterbank payment of any interest may be made, except in the case of a global subordinated debenture, by check mailed to the address of the person entitled to payment as the person's address appears in the securities register. Payment of any interest on junior subordinated debentures will be made to the person in whose name the junior subordinated debenture is registered at the close of business on the regular record date for the interest payment. Enterbank may at any time designate additional paying agents or rescind the designation of any paying agent; however, Enterbank will at all times be required to maintain a paying agent in each place of payment for the junior subordinated debentures.

     Any moneys deposited with the indenture trustee or any paying agent, or then held by Enterbank in trust, for the payment of the principal of or interest on the junior subordinated debentures that are not applied and remain unclaimed for two years after the principal or interest has become due and payable will, at the request of Enterbank, be repaid to Enterbank. Thereafter, the holder of the junior subordinated debenture will look, as a general unsecured creditor, only to Enterbank for payment.

MODIFICATION OF INDENTURE

     From time to time Enterbank and the indenture trustee may, without the consent of the holders of the junior subordinated debentures, amend, waive or supplement the indenture for specified purposes. These purposes may include, among other things, curing ambiguities, defects or inconsistencies, provided that this action does not materially adversely affect the interests of the holders of the junior subordinated debentures or the preferred securities while they remain outstanding, and qualifying, or maintaining the qualification of, the indenture under the Trust Indenture Act. The indenture contains provisions permitting Enterbank and the indenture trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding junior subordinated debentures, to modify the indenture in a manner affecting the rights of the holders of the junior subordinated debentures; provided, that, the modification may not, without the consent of the holder of each outstanding junior subordinated debenture:

     - change the stated maturity of the junior subordinated debentures or extend the time of payment of interest on them, except as described under "Description of the Junior Subordinated Debentures -- General Overview" and "-- Option to Extend Interest Payment Period," or reduce the principal amount thereof or the rate of interest thereon; or

     - reduce the percentage of principal amount of junior subordinated debentures, the holders of which are required to consent to any such modification of the indenture. However, while any of the preferred securities remain outstanding, (1) no modification may be made that adversely affects the holders of the preferred securities in any material respect, (2) no termination of the indenture may occur, and (3) no waiver of any debenture event of default or compliance with any covenant under the indenture may be effective, without the prior consent of the holders of at least a majority of the aggregate liquidation amount of the preferred securities, until the principal and interest of the junior subordinated debentures have been paid in full and other conditions are satisfied.

INDENTURE EVENTS OF DEFAULT

     The indenture provides that any one or more of the following described events regarding the junior subordinated debentures that has occurred and is continuing constitutes a debenture event of default:

     - failure for 30 days to pay any interest on the junior subordinated debentures, when due, subject to the deferral of any due date in the case of an extension period;

     - failure to pay any principal on the junior subordinated debentures when due whether at maturity, upon redemption, by declaration or otherwise, provided however that a valid extension of any interest payment period by Enterbank according to the terms of the indenture will not constitute a debenture event of default;

     - failure by Enterbank to observe or perform in any material respect any of its other covenants or agreements contained in the indenture for 90 days after written notice to Enterbank from the indenture trustee or to Enterbank and the indenture trustee by the holders of at least 25% in aggregate outstanding principal amount of the junior subordinated debentures; or

     - events in bankruptcy, insolvency or reorganization of Enterbank, including the voluntary commencement of bankruptcy proceedings, entry of an order for relief against Enterbank in a bankruptcy proceeding, appointment of a custodian over substantially all of Enterbank's property, a general assignment for the benefit of creditors, or a court order for liquidation of Enterbank.

     The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee. The indenture trustee or the holders of not less than 25% in aggregate outstanding principal amount of the junior subordinated debentures may declare the principal due and payable immediately upon a debenture event of default. The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures may rescind and annul the declaration and waive the default if the default, other than the non-payment of the principal of the junior subordinated debentures which has become due solely by the acceleration, has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the indenture trustee. Should the holders of the junior subordinated debentures fail to annul the declaration and waive the default, the holders of a majority in aggregate liquidation amount of the preferred securities will have the right to do so. In case a debenture event of default occurs and is continuing, the property trustee will have the right to declare the principal of and the interest on the junior subordinated debentures, and any other amounts payable under the indenture, to be due and payable and to enforce its other rights as a creditor.

     Enterbank is required to file annually with the indenture trustee a certificate as to whether Enterbank is in compliance with all the conditions and covenants applicable to it under the indenture.

ENFORCEMENT OF RIGHTS BY HOLDERS OF PREFERRED SECURITIES

     If an event of default under the indenture has occurred and is continuing and the default is attributable to Enterbank's failure to pay interest or principal on the junior subordinated debentures on the due date, a holder of preferred securities may institute a legal proceeding directly against Enterbank for payment of principal and interest on the junior subordinated debentures having a principal amount equal to the aggregate liquidation amount of the preferred securities of the holder. This action is referred to in this discussion as a direct action. If the right to bring a direct action is removed, EBH Trust may become subject to the reporting obligations under the Securities Exchange Act of 1934. Enterbank will have the right under the indenture to set-off any payment made to the holder of preferred securities by Enterbank in connection with a direct action.

     The holders of the preferred securities would not be able to exercise directly any remedies other than those set forth in the preceding paragraph available to the holders of the junior subordinated debentures unless there has been an event of default under the trust agreement. See "Description of the Preferred Securities -- Events of Default; Notice."

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

     The indenture provides that Enterbank will not consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to any person, and no person will consolidate with or merge into Enterbank or convey, transfer or lease its properties and assets substantially as an entirety to Enterbank, unless:

     - in case Enterbank consolidates with or merges into another person or conveys or transfers its properties and assets substantially as an entirety to any person, the successor person is organized under the laws of the United States or any state or the District of Columbia, and the successor person expressly assumes Enterbank's obligations on the junior subordinated debentures issued under the indenture;

     - immediately after giving effect to this type of transaction, no debenture event of default, and no event which, after notice or lapse of time or both, would become a debenture event of default, has occurred and is continuing; and

     - other conditions as prescribed in the indenture are met.

     The provisions of the indenture do not afford holders of the junior subordinated debentures protection in the event of a highly leveraged or other transaction involving Enterbank that may adversely affect holders of the junior subordinated debentures.

SATISFACTION AND DISCHARGE

     Under the indenture, Enterbank will have satisfied and discharged the indenture when all junior subordinated debentures not previously delivered to the indenture trustee for cancellation (1) have become due and payable or (2) will become due and payable at their stated maturity within one year, and Enterbank deposits in trust with the indenture trustee sufficient funds to pay and discharge the entire indebtedness on the junior subordinated debentures to the deposit date or to the stated maturity, as the case may be. This satisfaction and discharge will not apply to Enterbank's obligations to pay all other sums due under the indenture and to provide the officers' certificates and opinions of counsel described in the indenture.

GOVERNING LAW

     The indenture and the junior subordinated debentures will be governed by and construed in accordance with the laws of the State of Missouri.

INFORMATION CONCERNING THE INDENTURE TRUSTEE

     The indenture trustee will have and be subject to all the duties and responsibilities specified for an indenture trustee under the Trust Indenture Act. Subject to these provisions, the indenture trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of junior subordinated debentures, unless offered reasonable indemnity by the holder against the costs, expenses and liabilities which might be incurred. The indenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the indenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

COVENANTS OF ENTERBANK

     Enterbank will covenant in the indenture, as to the junior subordinated debentures, that during the time that (1) EBH Trust is the holder of all junior subordinated debentures, (2) a tax event in respect of EBH Trust has occurred and is continuing and (3) Enterbank has elected, and has not revoked the election, to pay additional sums, as defined under "Description of the Preferred Securities -- Redemption -- Mandatory and Optional Rights of Enterbank," in respect of the preferred securities, Enterbank will pay to EBH Trust these additional sums. Enterbank will also covenant, as to the junior subordinated debentures:

     - to maintain directly or indirectly 100% ownership of the common securities of EBH Trust to which junior subordinated debentures have been issued, provided that successors which are permitted under the indenture may succeed to Enterbank's ownership of the common securities;

     - to not voluntarily terminate, wind up or liquidate EBH Trust, except upon approval of the Federal Reserve if then so required, and to use its reasonable efforts to cause EBH Trust to remain a business trust, except
       (a) in connection with a distribution of junior subordinated debentures to the holders of the preferred securities in liquidation of EBH Trust,
       (b) the redemption of all of the trust securities or (c) in connection with mergers, consolidations, or amalgamations permitted by the trust agreement; and

     - to use its reasonable efforts to cause each holder of trust securities to be treated as owning an individual beneficial interest in the junior subordinated debentures.

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

                              BOOK-ENTRY ISSUANCE

     Depository Trust Company ("DTC") will act as securities depositary for all of the preferred securities and, in the event of the distribution of the junior subordinated debentures to holders of the preferred securities, may act as securities depositary for all of the junior subordinated debentures. The preferred securities and the junior subordinated debentures will be issued only as fully-registered securities registered in the name of Cede & Co., DTC's nominee. One or more fully-registered global certificates will be issued for the preferred securities and deposited with DTC. In the event of the distribution of the junior subordinated debentures to holders of the preferred securities, one or more fully-registered global certificates may be issued for the junior subordinated debentures and may be deposited with DTC.

     DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the depositary system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

     Purchases of preferred securities or junior subordinated debentures within the depositary system must be made by or through direct participants, which will receive a credit for the preferred securities or junior subordinated debentures on DTC's records. The ownership interest of each actual purchaser of each preferred security or junior subordinated debenture is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from the DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased preferred securities or junior subordinated debentures. Transfers of ownership interests in the preferred securities or junior subordinated debentures are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in preferred securities or junior subordinated debentures, except in the event that use of the book-entry system for the preferred securities or junior subordinated debentures is discontinued.

     DTC has no knowledge of the actual beneficial owners of the preferred securities or the junior subordinated debentures. DTC's records reflect only the identity of the direct participants to whose accounts the preferred securities or junior subordinated debentures are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners and the voting rights of direct participants, indirect participants and beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices will be sent to Cede & Co. as the registered holder of the preferred securities or junior subordinated debentures. If less than all of the preferred securities or the junior subordinated debentures are being redeemed, DTC will determine the amount to be redeemed, in accordance with the terms of the trust agreement.

     Although voting regarding the preferred securities or the junior subordinated debentures is limited to the holders of record of the preferred securities or the junior subordinated debentures, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote regarding preferred securities or the junior subordinated debentures. Under its usual procedures, DTC would mail an omnibus proxy to the property trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the preferred securities or junior subordinated debentures are credited on the record date and which are used and identified in a listing attached to the omnibus proxy.

     Distribution payments on the preferred securities or the junior subordinated debentures will be made by the property trustee to DTC. DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices. Payments will be the responsibility of the participant and not of DTC, the relevant trustee, EBH Trust or Enterbank, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the property trustee, disbursement of the payments to direct participants is the responsibility of DTC, and disbursements of the payments to the beneficial owners is the responsibility of direct and indirect participants.

     DTC may discontinue providing its services as securities depositary regarding any of the preferred securities or the junior subordinated debentures at any time by giving reasonable notice to the property trustee and Enterbank. In the event that a successor securities depositary is not obtained, definitive preferred securities or subordinated debenture certificates representing the preferred securities or junior subordinated debentures are required to be printed and delivered. Enterbank, at its option, may, at any time, decide to discontinue use of the system of book-entry transfers through DTC, or any successor depositary. After a debenture event of default, the holders of a majority in liquidation preference of preferred securities or aggregate principal amount of junior subordinated debentures may determine to discontinue the system of book-entry transfers through DTC. In this event, definitive certificates for the preferred securities or junior subordinated debentures will be printed and delivered.

     The information in this section concerning DTC and its book-entry system has been obtained from sources that EBH Trust and Enterbank believe to be accurate, but EBH Trust and Enterbank assume no responsibility for the accuracy thereof. Neither EBH Trust nor Enterbank has any responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus or under the rules and procedures governing their respective operations.

               DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEE

     The preferred securities guarantee agreement will be executed and delivered by Enterbank and Wilmington Trust Company concurrently with the issuance of the preferred securities. The preferred securities guarantee will be for the benefit of the holders of the preferred securities. Wilmington Trust Company will act as trustee under the preferred securities guarantee for the purposes of compliance with the Trust Indenture Act, and the preferred securities guarantee will be qualified under the Trust Indenture Act. The following is a summary of the material provisions of the preferred securities guarantee. Prospective investors are urged to read the form of the preferred securities guarantee which has been filed as an exhibit to the registration statement of which this prospectus forms a part. The guarantee trustee will hold the preferred securities guarantee for the benefit of the holders of the preferred securities.

GENERAL OVERVIEW

     The preferred securities guarantee is an irrevocable guarantee on a subordinated basis of all of EBH Trust's obligations to make payments under the preferred securities, but will apply only to the extent that EBH Trust has funds sufficient to make the payments, and is not a guarantee of collection.

     Enterbank will irrevocably and unconditionally agree to pay in full on a subordinated basis, to the extent set forth in this prospectus, the preferred securities guarantee payments, as defined below, to the holders of the preferred securities, as and when due, regardless of any defense, right of set-off or counterclaim that EBH Trust may have or assert other than the defense of payment. The following payments regarding the preferred securities, to the extent not paid by or on behalf of EBH Trust, will be subject to the preferred securities guarantee of Enterbank:

     - any accrued and unpaid distributions required to be paid on the preferred securities, to the extent that EBH Trust has available funds on hand at the time;

     - the redemption price regarding any preferred securities called for redemption to the extent that EBH Trust has available funds on hand at the time; and

     - upon a voluntary or involuntary dissolution, winding up or liquidation of EBH Trust, unless the junior subordinated debentures are distributed to holders of the preferred securities.

     The amount of the preferred securities guarantee will be the lesser of (a) the liquidation distribution and (b) the amount of assets of EBH Trust remaining available for distribution to holders of preferred securities. Enterbank's obligation to make a preferred securities guarantee payment may be satisfied by direct payment of the required amounts by Enterbank to the holders of the preferred securities or by causing EBH Trust to pay these amounts to the holders.

     If Enterbank does not make interest payments on the junior subordinated debentures held by EBH Trust, EBH Trust will not be able to pay distributions on the preferred securities and will not have funds legally available to pay distributions. The preferred securities guarantee will rank subordinate and junior in right of payment to all senior and subordinated debt of Enterbank. See "Status of the Preferred Securities Guarantee" below. Because Enterbank is a holding company, the right of Enterbank to participate in any distribution of assets of any subsidiary upon the subsidiary's liquidation or reorganization or otherwise, is subject to the prior claims of creditors of that subsidiary, except to the extent Enterbank may itself be recognized as a creditor of that subsidiary. Accordingly, Enterbank's obligations under the preferred securities guarantee will be effectively subordinated to all existing and future liabilities of Enterbank's subsidiaries, and claimants should look only to the assets of Enterbank for payments under the preferred securities guarantee. Except as otherwise described in this prospectus, the preferred securities guarantee does not limit the incurrence or issuance of other secured or unsecured debt of Enterbank, including senior and subordinated debt whether under the indenture, any other indenture that Enterbank may enter into in the future, or otherwise.

     Enterbank has, through the preferred securities guarantee, the trust agreement, the junior subordinated debentures, the indenture and the expense agreement relating to EBH Trust, taken together, fully, irrevocably and unconditionally guaranteed on a subordinated basis all of EBH Trust's obligations under the preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes this preferred securities guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee on a subordinated basis of all of EBH Trust's obligations under the preferred securities. See "Relationship Among the Preferred Securities, the Junior Subordinated Debentures and the Preferred Securities Guarantee."

STATUS OF THE PREFERRED SECURITIES GUARANTEE

     The preferred securities guarantee will constitute an unsecured obligation of Enterbank and will rank subordinate and junior in right of payment to all senior and subordinated debt in the same manner as the junior subordinated debentures.

     The preferred securities guarantee will constitute a guarantee of payment and not of collection. The guaranteed party may institute a legal proceeding directly against Enterbank to enforce its rights under the preferred securities guarantee without first instituting a legal proceeding against any other person or entity. The preferred securities guarantee will be held for the benefit of the holders of the preferred securities. The preferred securities guarantee does not place a limitation on the amount of additional senior and subordinated debt that may be incurred by Enterbank. Enterbank expects from time to time to incur additional indebtedness constituting senior and subordinated debt.

AMENDMENTS AND ASSIGNMENT

     Except regarding any changes which do not adversely affect the rights of holders of the preferred securities in a material manner, in which case no consent will be required, the preferred securities guarantee may not be amended without the prior approval of the holders of not less than a majority of the aggregate liquidation amount of the outstanding preferred securities. See "Description of the Preferred Securities -- Voting Rights; Amendment of the Trust Agreement." All guarantees and agreements contained in the preferred securities guarantee will bind the successors, assigns, receivers, trustees and representatives of Enterbank and will inure to the benefit of the holders of the preferred securities then outstanding.

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

EVENTS OF DEFAULT

     An event of default under the preferred securities guarantee will occur upon the failure of Enterbank to perform any of its payment or other obligations under the preferred securities guarantee. The holders of not less than a majority in aggregate liquidation amount of the preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee regarding the preferred securities guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the preferred securities guarantee.

     Any holder of preferred securities may institute a legal proceeding directly against Enterbank to enforce the holder's rights under the preferred securities guarantee without first instituting a legal proceeding against EBH Trust, the guarantee trustee or any other person or entity.

     Enterbank, as guarantor, is required to file annually with the guarantee trustee a certificate as to whether Enterbank is in compliance with all the conditions and covenants applicable to it under the preferred securities guarantee.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

     The guarantee trustee, other than during the occurrence and continuance of a default by Enterbank in performance of the preferred securities guarantee, undertakes to perform only the duties which are specifically set forth in the preferred securities guarantee. After default regarding the preferred securities guarantee, the guarantee trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee is under no obligation to exercise any of the rights or powers vested in it by the preferred securities guarantee at the request or direction of any holder of the preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred.

TERMINATION OF THE PREFERRED SECURITIES GUARANTEE

     The preferred securities guarantee will terminate and be of no further force and effect upon full payment of the redemption price of the preferred securities, upon full payment of the amounts payable upon liquidation of EBH Trust or upon distribution of junior subordinated debentures to the holders of the preferred securities. The preferred securities guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the preferred securities must restore payment of any sums paid under the preferred securities or the preferred securities guarantee.

GOVERNING LAW

     The preferred securities guarantee will be governed by and construed in accordance with the laws of the State of Missouri.

THE EXPENSE AGREEMENT

     Under the agreement as to expenses and liabilities entered into by Enterbank under the trust agreement, Enterbank will irrevocably and unconditionally guarantee to each person or entity to whom EBH Trust becomes indebted or liable, the full payment of any

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

costs, expenses or liabilities of EBH Trust, other than obligations of EBH Trust to pay to the holders of the preferred securities or other similar interests in EBH Trust of the amounts due the holders under the terms of the preferred securities or the other similar interests, as the case may be.

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

      RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE JUNIOR SUBORDINATED
               DEBENTURES AND THE PREFERRED SECURITIES GUARANTEE

FULL AND UNCONDITIONAL PREFERRED SECURITIES GUARANTEE ON A SUBORDINATED BASIS

     Payments of distributions and other amounts due on the preferred securities, to the extent EBH Trust has funds available for the payment of the distributions, are irrevocably guaranteed by Enterbank as and to the extent set forth under "Description of the Preferred Securities Guarantee." Taken together, Enterbank's obligations under the junior subordinated debentures, the indenture, the trust agreement, the expense agreement and the preferred securities guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee on a subordinated basis of payments of distributions and other amounts due on the preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes the preferred securities guarantee. It is only the combined operation of those documents that has the effect of providing a full, irrevocable and unconditional guarantee on a subordinated basis of EBH Trust's obligations under the preferred securities. If and to the extent that Enterbank does not make payments on the junior subordinated debentures, EBH Trust will not pay distributions or other amounts due on the preferred securities. The preferred securities guarantee does not cover payment of distributions when EBH Trust does not have sufficient funds to pay the distributions. In this event, the remedy of a holder of the preferred securities is to institute a legal proceeding directly against Enterbank for enforcement of payment of the distributions to the holder. The obligations of Enterbank under the preferred securities guarantee are subordinate and junior in right of payment to all senior and subordinated debt.

SUFFICIENCY OF PAYMENTS

     As long as payments of interest and other payments are made when due on the junior subordinated debentures, the payments will be sufficient to cover distributions and other payments due on the preferred securities, primarily because: (1) the aggregate principal amount of the junior subordinated debentures will be equal to the sum of the aggregate liquidation amount of the preferred securities and common securities; (2) the interest rate and interest and other payment dates on the junior subordinated debentures will match the distribution rate and distribution and other payment dates for the preferred securities; (3) Enterbank will pay for any and all costs, expenses and liabilities of EBH Trust except EBH Trust's obligations to holders of preferred securities; and (4) the trust agreement further provides that EBH Trust will not engage in any activity that is not consistent with the limited purposes of EBH Trust.

     Notwithstanding anything to the contrary in the indenture, Enterbank may satisfy any payment it is otherwise required to make to the trust under the indenture, by and to the extent that it has made, or is concurrently on the date of the payment required by the indenture making, a payment under the preferred securities guarantee.

ENFORCEMENT RIGHTS OF HOLDERS OF THE PREFERRED SECURITIES UNDER THE PREFERRED SECURITIES GUARANTEE

     A holder of any of the preferred securities may institute a legal proceeding directly against Enterbank to enforce its rights under the preferred securities guarantee without first

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

instituting a legal proceeding against the guarantee trustee, EBH Trust or any other person or entity.

     A default or event of default under any senior and subordinated debt would not constitute an event of default. However, in the event of payment defaults under, or acceleration of, senior and subordinated debt, the subordination provisions of the indenture provide that no payments may be made in respect of the junior subordinated debentures until the senior and subordinated debt has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on junior subordinated debentures would constitute an event of default.

LIMITED PURPOSE OF EBH TRUST

     The preferred securities evidence a beneficial interest in EBH Trust, and EBH Trust exists for the sole purpose of issuing the trust securities and investing the proceeds from the sale of the trust securities in the junior subordinated debentures. A principal difference between the rights of a holder of the preferred securities and a holder of a junior subordinated debenture is that a holder of a junior subordinated debenture is entitled to receive from Enterbank the principal amount of and interest accrued on junior subordinated debentures held, while a holder of the preferred securities is entitled to receive distributions from EBH Trust, or from Enterbank under the preferred securities guarantee, if and to the extent EBH Trust has funds available for the payment of the distributions.

RIGHTS UPON TERMINATION

     Upon any voluntary or involuntary termination, winding-up or liquidation of EBH Trust involving the liquidation of the junior subordinated debentures, the holders of preferred securities will be entitled to receive, out of assets held by EBH Trust, the liquidation distribution in cash. See "Description of the Preferred Securities -- Liquidation Distribution Upon Termination." Upon any voluntary or involuntary liquidation or bankruptcy of Enterbank, the property trustee, as holder of the junior subordinated debentures, would be a subordinated creditor of Enterbank, subordinated in right of payment to all senior and subordinated debt as set forth in the indenture, but entitled to receive payment in full of principal and interest, before any shareholders of Enterbank receive payments or distributions. Since Enterbank is the guarantor under the preferred securities guarantee and has agreed to pay for all costs, expenses and liabilities of EBH Trust, other than EBH Trust's obligations to the holders of its preferred securities, the positions of a holder of the preferred securities and a holder of junior subordinated debentures relative to other creditors and to shareholders of Enterbank in the event of liquidation or bankruptcy of Enterbank are expected to be substantially the same.

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

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     In the opinion of Armstrong Teasdale LLP, special counsel to Enterbank and EBH Trust, the following are the material United States federal income tax consequences of the purchase, ownership and disposition of the preferred securities. Unless otherwise stated, this discussion deals only with preferred securities held as capital assets by United States persons, defined below, who are the beneficial holders (each a "holder") of the preferred securities acquired upon their original issuance at their original offering price. As used in this discussion, a United States person means a person that is (1) a citizen or individual resident (or is treated as a citizen or individual resident) of the United States for United States federal income tax purposes, (2) a corporation, partnership or other entity created or organized (or is treated as created or organized for United States federal income tax purposes) in or under the laws of the United States or any political subdivision thereof, (3) an estate the income of which is subject to United States federal income taxation regardless of its source, or (4) any trust if a (i) court within the United States is able to exercise primary supervision over the administration of the trust and (ii) one or more United States persons have the authority to control all substantial decisions of the trust.

     The tax treatment of holders may vary depending on their particular situation. This discussion does not address all the tax consequences that may be relevant to a particular holder or to holders who may be subject to special tax treatment, such as financial institutions, banks, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, individual retirement and certain tax deferred accounts, foreign investors, or persons that will hold the preferred securities as part of a position in a "straddle" or as part of a "hedging" or other integrated transaction. The following summary does not address the tax consequences to persons whose functional currency is not the United States dollar or the tax consequences to shareholders, partners or beneficiaries of a holder of the preferred securities. In addition, this discussion does not include any description of any alternative minimum tax consequences or other collateral tax consequences under United States federal income tax laws, or the tax laws of any state, local or foreign government that may be applicable to a holder of the preferred securities. This discussion is based on the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder and administrative and judicial interpretations of those authorities, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Any change of this nature could cause the tax consequences to vary substantially from the consequences described below, possibly adversely affecting a holder of the preferred securities.

     Each prospective investor should consult their own tax advisors as to the specific United States federal income tax consequences of the purchase, ownership and disposition of the preferred securities.

     The authorities on which this discussion is based are subject to various interpretations and the opinions of counsel are not binding on the IRS or the courts, either of which could take a contrary position. Moreover, no rulings have been or will be sought from the IRS regarding the transactions described in this prospectus. Accordingly, there can be no assurance that the IRS will not challenge the opinions expressed in this discussion or that a court would not sustain this type of challenge. It is therefore possible that the United States federal income tax treatment of the purchase, ownership and disposition of preferred securities may differ from the treatment described below.

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

CLASSIFICATION OF EBH TRUST

     Counsel will deliver its opinion in connection with the issuance of the preferred securities that, under current law and assuming full compliance with the terms of the trust agreement, and based on the facts and assumptions contained in the opinion, EBH Trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States federal income tax purposes each holder of the preferred securities will be treated as owning an undivided beneficial interest in the junior subordinated debentures, and each holder will be required to include in its gross income its pro rata share of the interest income or original issue discount, if any, that is paid or accrued on the junior subordinated debentures. See "--Interest Income and Original Issue Discount."

CLASSIFICATION OF THE JUNIOR SUBORDINATED DEBENTURES

     Council will deliver its opinion that under current law, the junior subordinated debentures will be classified for United States federal income tax purposes as indebtedness of Enterbank. By acceptance of a preferred security, each holder covenants to treat the junior subordinated debentures as indebtedness and the preferred securities as evidence of an indirect beneficial ownership interest in the junior subordinated debentures. No assurance can be given, however, that this classification will not be challenged by the IRS or, if challenged, that such a challenge will not be successful. The remainder of this discussion assumes that the junior subordinated debentures will be classified for United States federal income tax purposes as indebtedness of Enterbank. See "Risk Factors -- You are subject to prepayment risk because possible tax law changes could result in a redemption of the Preferred Securities."

INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

     Except as set forth below, stated interest on the junior subordinated debentures generally will be included in income by a holder as ordinary income at the time the interest income is paid or accrued in accordance with the holder's regular method of tax accounting.

     Enterbank's option to defer the payment of interest on the junior subordinated debentures during an extension period might cause the junior subordinated debentures to be considered initially issued with original issue discount or treated as contingent payment debt instruments. Enterbank believes, and will take the position, that this result will not arise because of a provision in the Treasury regulations that applies when there is a remote likelihood that a contingency, such as election to defer the payment of interest, will occur. However, the Treasury regulations described above have not yet been addressed in any rulings or other definitive interpretations by the IRS. It is possible that the IRS could take a contrary position. If the IRS were to assert successfully that the junior subordinated debentures were issued with original issue discount regardless of whether Enterbank exercises its right to defer payments of interest on the debentures, all holders, including those utilizing the cash method of accounting, would be required to include the original issue discount in income on a daily economic accrual basis as described below.

     If Enterbank exercises its right to defer payments of interest on the junior subordinated debentures, the junior subordinated debentures will become original issue discount instruments. In this event, all holders would be required to include those amounts treated as original issue discount on the junior subordinated debentures as a consequence of such reclassification in income on a daily economic accrual basis during the extension period, even though Enterbank would not be expected to pay the interest until the end of the extension period, and even though some holders may use the cash method of tax accounting. Thereafter the junior subordinated debentures would continue to be taxed as original issue discount instruments for as long as they remained outstanding. Thus, even after the end of the extension period, all holders would be required to continue to include those amounts treated as original issue discount on the junior subordinated debentures in income on a daily economic accrual basis, regardless of their method of tax accounting and in advance of receipt of the cash attributable to this interest income. In this event, actual cash payments of interest on the junior subordinated debentures would not be reported separately as taxable income, but the amount of original issue discount should be approximately equal to the aggregate of all future payments of interest on the junior subordinated debentures. Any amount of original issue discount included in a holder's gross income (whether or not during a period during which payment is deferred) with respect to a preferred security will increase such holder's tax basis in the preferred security, and the amount of distribution received by a holder in respect of such accrued original issue discount will reduce the tax basis of such preferred security.

     Because income on the preferred securities will constitute interest income for United States federal income tax purposes, corporate holders of the preferred securities will not be able to claim a dividends received deduction in respect of such income.

     Enterbank does not anticipate that additional sums, as defined in the indenture, will be paid. However, if additional sums are paid, they will be taxable to the security holder as ordinary income, generally as interest income.

DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES TO HOLDERS OF PREFERRED
SECURITIES

     Under current United States federal income tax law, a distribution by EBH Trust of the junior subordinated debentures as described under the caption "Description of the Preferred Securities -- Liquidation and Distribution Upon Termination" will be a non-taxable event and will result in the holder receiving directly its pro rata share of the junior subordinated debentures previously held indirectly through EBH Trust. The junior subordinated debentures received by the holder will have a holding period and aggregate tax basis equal to the holding period and aggregate tax basis the holder had in its preferred securities immediately before the distribution. If, however, the liquidation of EBH Trust were to occur because EBH Trust is subject to United States federal income tax on income accrued or received on the junior subordinated debentures as a result of a tax event or otherwise, the distribution by EBH Trust of junior subordinated debentures to holders would be a taxable event to EBH Trust and each holder. A holder would recognize gain or loss as if the holder had sold or exchanged its preferred securities for the junior subordinated debentures it received upon the liquidation of EBH Trust. See "-- Sales or Redemption of Preferred Securities." A security holder would recognize interest income in respect of junior subordinated debentures received from EBH Trust in the manner described above under "-- Interest Income and Original Issue Discount."

SALES OR REDEMPTION OF PREFERRED SECURITIES

     Gain or loss will be recognized by a holder on a sale or other taxable disposition of preferred securities, including a redemption for cash, in an amount equal to the difference between the amount realized (which for this purpose will exclude amounts attributable to accrued interest or original issue discount not previously included in income,) and the holder's adjusted tax basis in the preferred securities sold or redeemed. A holder's adjusted tax basis generally will be its initial purchase price, increased by any original issue discount previously included in the holder's gross income to the date of disposition, and decreased by payments, if any, received on the preferred securities in respect of original issue discount. Any gain or loss on the taxable disposition of the preferred securities generally will be treated as capital gain or loss. In general, amounts attributable to accrued interest on a holder's pro rata share of the junior subordinated debentures not previously included in income will be taxable as ordinary income. However, because there is no clear authority regarding whether a cash basis taxpayer is required to include in income accrued interest in the event the preferred securities are sold for less than their principal amount, investors are advised to consult their own tax advisors in such circumstances. For taxpayers other than corporations, net capital gain, which is defined as net long-term capital gain over net short-term capital loss for the taxable year, realized from property, with limited exceptions, is subject to a maximum marginal stated tax rate of 20%, or 10% in the case of taxpayers in the lowest tax bracket. Capital gain or loss is long-term if the holding period for the asset is more than one year, and is short-term if the holding period for the asset is one year or less. Capital gains realized from assets held for one year or less are taxed at the same rates as ordinary income. Subject to limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

     The preferred securities may trade at a price that does not fully reflect the value of accrued but unpaid interest on the underlying junior subordinated debentures. A holder that disposes of its preferred securities between record dates for payments of distributions, and consequently does not receive a distribution from EBH Trust for the period prior to the disposition, will nevertheless be required to include in income accrued but unpaid interest or accrued original issue discount on the junior subordinated debentures through the date of disposition and will add this amount to its adjusted tax basis in its preferred securities. The holder will recognize a capital loss on the disposition of its preferred securities to the extent the selling price, (which may not fully reflect the value of accrued but unpaid original issue discount) is less than the holder's adjusted tax basis in the preferred securities, which will include accrued but unpaid original issue discount that has been included in income. As stated previously, subject to limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

     The amount of interest paid or original issue discount accrued, if any, on the junior subordinated debentures, beneficial ownership of which is reflected in the preferred securities held of record by United States persons, other than corporations and other tax-exempt holders, will be reported to the IRS. Generally, income on the preferred securities will be reported on Form 1099, which form should be mailed to holders by January 31 following each calendar year. Backup withholding at a rate of 31% will apply to payments of interest to non-exempt United States persons unless the holder complies with certain identification and other requirements in applicable Treasury regulations. Any amounts withheld from a holder under the backup withholding rules will be allowed as a credit against the holder's United States federal income tax liability, provided the required information is furnished to the IRS. Payment of the proceeds from the disposition of the preferred securities to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner establishes an exemption from information reporting and backup withholding.

TAX LAW UNCERTAINTIES AND POSSIBLE TAX LAW CHANGES AFFECTING PREFERRED
SECURITIES

     The combined tax effects of the trust's purchase of debt instruments such as the junior subordinated debentures and simultaneous issuance of equity interests such as the preferred securities has not been addressed in any Treasury regulations or court decision and has not been approved or disapproved by the IRS in any published ruling or notice. In a case filed in the United States Tax Court, the IRS proposed disallowance of the deduction of the interest expense claimed by a corporation on subordinated debt instruments issued by such corporation and sold to a related trust. Although the IRS agreed to dismissal of the relevant adjustments in that case prior to trial, it is not precluded from asserting similar adjustments against other taxpayers. A variation of the structure described in this prospectus involving a limited life company rather than a trust was accepted by the IRS as creating debt giving rise to deductible interest in Technical Advice Memorandum issued as LR 1999-10046. However, taxpayers other than the taxpayer to whom a Private Letter Ruling or Technical Advice Memorandum is addressed are not entitled to rely on them. In addition, there can be no assurance that the facts underlying the Technical Advice Memorandum are analogous to the facts underlying the preferred securities described herein.

     Legislative proposals have previously been made by the current administration, which if enacted, could have adversely affected the ability of Enterbank to deduct interest paid on the junior subordinated debentures. Although these proposals were not enacted, there can be no assurance that future legislation will not affect the ability of Enterbank to deduct interest on the junior subordinated debentures or otherwise adversely affect the tax treatment of the transactions described in this prospectus.

     Although the IRS agreed to dismissal of the adjustments in the litigation described above, it could assert similar adjustments against other taxpayers. It if were to do so and the issue was litigated to a conclusion in which the IRS's position on this matter was sustained, such a judicial determination could constitute a tax event which could result in an early redemption of the preferred securities. Similarly, if legislative proposals of the type described above were to be enacted, a change of this nature could give rise to a tax event, which may permit Enterbank to cause a redemption of the preferred securities. See "Risk Factors -- You are subject to prepayment risk because possible tax law changes could result in a redemption of the preferred securities," "Description of the Preferred Securities -- Redemption -- Mandatory and Optional Rights of Enterbank" and "Description of the Junior Subordinated Debentures -- Redemption."

     THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON THE PARTICULAR SITUATION OF A HOLDER OF THE PREFERRED SECURITIES. HOLDERS OF THE PREFERRED SECURITIES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

                              ERISA CONSIDERATIONS

     Employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Code, generally may purchase preferred securities subject to the investing fiduciary's determination that the investment in preferred securities satisfies ERISA's fiduciary standards and other requirements applicable to investments by the plan.

     However, Enterbank and any of its affiliates may be considered a party in interest, within the meaning of Section 3(14) of ERISA, or a disqualified person, within the meaning of Section 4975 of the Code, regarding plans maintained or sponsored by, or contributed to by, Enterbank or an affiliate, or regarding which Enterbank or an affiliate is a fiduciary, or plans for which Enterbank or an affiliate provide services. The acquisition and ownership of preferred securities by an individual retirement arrangement or other plan described in Section 4975(e)(1) of the Code, regarding which Enterbank or any of its affiliates is considered a party in interest or a disqualified person, may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, which could give rise to the imposition of substantial taxes unless the preferred securities are acquired under and in accordance with an applicable exemption.

     As a result, plans regarding which Enterbank and/or any of its affiliates is a party in interest or a disqualified person should not acquire preferred securities unless the preferred securities are acquired under and in accordance with an applicable exemption. Any plans or entities whose assets include plan assets subject to ERISA or Section 4975 of the Code proposing to acquire preferred securities should consult with their own counsel.

                                  UNDERWRITING

     Subject to the terms and conditions of the underwriting agreement among us, EBH Trust and the underwriter, Stifel, Nicolaus & Company, Incorporated, the underwriter has agreed to purchase from EBH Trust, and EBH Trust has agreed to sell to the underwriter, 1,250,000 preferred securities.

     In the underwriting agreement, the obligations of the underwriter are subject to approval of certain legal matters by its counsel and to various other conditions. Under the terms and conditions of the underwriting agreement, the underwriter is committed to accept and pay for all of the preferred securities, if any are taken.

     The underwriter proposes to offer the preferred securities directly to the public at the public offering price set forth on the cover page of this prospectus, and to certain securities dealer at this price, less a concession
not in excess of $          per preferred security. The underwriter may allow,
and the selected dealers may reallow, a discount not in excess of $          per
preferred security to certain brokers and dealers. After the preferred securities are released for sale to the public, the offering price and other selling terms may from time to time be changed by the underwriter.

     EBH Trust has granted to the underwriter an option, exercisable within 30 days after the date of this prospectus, to purchase up to 125,000 additional preferred securities at the same price per preferred security to be paid by the Underwriter for the other preferred securities being offered. The underwriter may exercise the option only for the purpose of covering over-allotments, if any, made in connection with the distribution of the Preferred securities being offered.

     If the underwriter exercises its option to purchase additional preferred securities, EBH Trust will issue and sell to us additional common securities and we will issue and sell to EBH Trust junior subordinated debentures in an aggregate principal amount equal to the total aggregate liquidation amount of the additional preferred securities being purchased under the option and the additional common securities sold to us.

     The table below shows the price and proceeds on a per security and aggregate basis. The proceeds to be received by EBH Trust as shown in the below
do not reflect estimated expenses of $          payable by us as set forth in
the table below.

                                                  PER PREFERRED
                                                    SECURITY          TOTAL
                                                  -------------       -----
Public Offering Price.........................        $8.00        $10,000,000
Proceeds to EBH Trust.........................        $8.00        $10,000,000

     In view of that fact that the proceeds of the sale of the preferred securities will be used by EBH Trust to purchase the junior subordinated
debentures from us, we have agreed to pay the underwriter $          per
preferred security, or a total of $          , as compensation for arranging the
investment in the junior subordinated debentures. Should the underwriter
exercise the over-allotment option, an aggregate of $          will be paid to
the underwriter for arranging the investment in the junior subordinate debentures.

     During a period of 30 days from the date of this prospectus, neither EBH Trust nor we will, subject to certain exceptions, without the prior written consent of the underwriter, directly or indirectly, sell, offer to sell, grant any option for sale of, or other dispose of, any preferred securities, any security convertible into or exchangeable for preferred securities or junior subordinated debentures or any debt securities substantially similar to the junior subordinated debentures or equity securities substantially similar to the preferred securities (except for junior subordinated debentures and the preferred securities being offered).

     The offering of the preferred securities is made for delivery when, as and if accepted by the underwriter and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriter reserves the right to reject any order for the purchase of the preferred securities.

     Enterprise Holdings and EBH Trust have agreed to indemnify the underwriter against several liabilities, including liabilities under the Securities Act of 1933.

     Although application has been made to have the preferred securities approved for listing on the American Stock Exchange, no assurances can be made as to the liquidity of the preferred securities or that an active and liquid market will develop or, if developed, that the market will continue. The offering price and distribution rate have been determined by negotiations among representatives of Enterprise Holdings and the underwriter, and the offering price of the preferred securities may not be indicative of the market price following the offering.

     In connection with the offering, the underwriter may engage in transactions that are intended to stabilize, maintain or otherwise affect the price of the preferred securities during and after the offering, such as the following:

     - the underwriter may over-allot or otherwise create a short position in the preferred securities for their own account by selling more preferred securities than have been sold to them;

     - the underwriter may elect to cover any short position by purchasing preferred securities in the open market or by exercising the over-allotment option;

     - the underwriter may stabilize or maintain the price of the preferred securities by bidding; and

     - the underwriter may impose penalty bids, under which selling concessions allowed to syndicate members or broker-dealers participating in this offering are reclaimed if preferred securities previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise.

     The effect of these transactions may be to stabilize or maintain the market price at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the preferred securities to the extent that it discourages resales. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions may be effected on the American Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

     The following table sets forth the estimated expenses in connection with the sale and distribution of the preferred securities, other than underwriting discounts and commissions. All such expenses will be paid by Enterbank.

SEC registration fee........................................    $  3,058
NASD filing fee.............................................       1,600
Blue Sky filing fees and expenses...........................       2,000
American Stock Exchange listing fees........................      15,000
Accounting fees and expenses................................      50,000
Legal fees and expenses.....................................      80,000
Printing, postage and mailing...............................      25,000
Other.......................................................       3,342
                                                                --------
          Total.............................................    $180,000
                                                                ========

     Because the National Association of Securities Dealers may view the preferred securities as interests in a direct participation program, the offer and sale of the preferred securities is being made in compliance with the provisions of Rule 2810 under the NASD Conduct Rules.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy, upon payment of a fee set by the SEC, any document that we file with the SEC at its public reference rooms in Washington, D.C. (450 Fifth Street, N.W., 20549), New York, New York (Seven World Trade Center, 13th Floor, Suite 1300, 10048) and Chicago, Illinois (Citicorp Center, 500 West Madison Street, 14th Floor, Suite 1400, 60661). You may also call the SEC at 1-800-432-0330 for more information on the public reference rooms. Our filings are also available to the public on the internet, through the SEC's EDGAR database. You may access the EDGAR database at the SEC's web site at http://www.sec.gov.

     You may also obtain a copy of these filings from us at no cost upon your written or oral request to us. Please direct your requests to Jennifer Smith at Enterbank Holdings, Inc., 150 North Meramec, St. Louis, Missouri, 63105, or by telephoning us at (314) 725-5500. To obtain timely delivery, you must request the information no later than five business days prior to the date you decide to invest in EBH Capital Trust's preferred securities.

     The SEC allows us to "incorporate by reference" into this prospectus the information we file with them. This means that we can disclose important business, financial and other information in our SEC filings by referring you to the documents containing this information. Any information referred to in this way is considered part of this prospectus, and any information filed with the SEC by us after the date of this prospectus will automatically be deemed to update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we file a post-effective amendment to the Form S-3 indicating the termination of this offering:

     - Annual Report on Form 10-K for the year ended December 31, 1998.

     - Quarterly Report on Form 10-Q for the three months ended March 31, 1999.

     - Quarterly Report on Form 10-Q for the six months ended June 30, 1999.

     - Proxy Statement on Schedule 14A Filed September 13, 1999.

     There are not separate financial statements of EBH Capital Trust in this prospectus. We do not believe such financial statements would be helpful because:

     - EBH Capital Trust is a subsidiary of Enterbank Holdings, Inc., which files consolidated financial information under the Exchange Act.

     - EBH Capital Trust does not have any independent operations other than issuing the preferred and common securities and purchasing the junior subordinated debentures of Enterbank Holdings, Inc.

     - EBH Capital Trust's only material assets will be the junior subordinated debentures of Enterbank Holdings, Inc. when issued.

     - The combined obligations of Enterbank Holdings, Inc. under the junior subordinated debentures, the guarantee, the trust agreement and the indenture have the effect of providing a full and unconditional guarantee of EBH Capital Trust's obligations under its preferred securities. See "Description of Junior Subordinated Securities," "Description of the Preferred Securities," "Description of Preferred Securities Guarantee" and "Relationship Among the Preferred Securities, the Junior Subordinated Debentures and the Guarantee."

                                 LEGAL MATTERS

     The validity of the preferred securities we are offering, and certain matters relating to United States federal income tax consequences of this offering, will be passed upon for us and for EBH Trust by Armstrong Teasdale LLP, St. Louis, Missouri. Richards, Layton & Finger, Wilmington, Delaware, will pass upon certain matters relating to Delaware law for EBH Trust. Certain legal matters will be passed upon for the underwriter by Lewis, Rice & Fingersh, L.C., St. Louis, Missouri.

                                    EXPERTS

     The consolidated financial statements of Enterbank Holdings, Inc. as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement on Form S-3 that we and EBH Capital Trust have filed with the Securities and Exchange Commission relating to EBH Capital Trust's preferred securities being offered by this prospectus. As permitted by SEC rules, this prospectus does not contain all of the information contained in the registration statement and accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and schedules for more information about us and EBH Capital Trust's preferred securities. The registration statement, exhibits and schedules are also available at the SEC's public reference rooms or through its EDGAR database on the internet.

             ------------------------------------------------------
             ------------------------------------------------------

                               TABLE OF CONTENTS

                                          PAGE
                                          ----
Special Note of Caution Regarding
  Forward-Looking Statements..........      i
Prospectus Summary....................      1
The Offering..........................      4
Selected Consolidated Financial
  Data................................      8
Risk Factors..........................     10
Use of Proceeds.......................     19
Accounting Treatment..................     19
Capitalization........................     20
Business..............................     21
Description of the Preferred
  Securities..........................     24
Description of the Junior Subordinated
  Debentures..........................     39
Book-Entry Issuance...................     50
Description of the Preferred
  Securities Guarantee................     52
Relationship Among the Preferred
  Securities, the Junior Subordinated
  Debentures and the Preferred
  Securities Guarantee................     56
Material Federal Income Tax
  Consequences........................     58
ERISA Considerations..................     63
Underwriting..........................     64
Where You Can Find More Information...     66
Legal Matters.........................     67
Experts...............................     67
About this Prospectus.................     67

- WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION THAT DIFFERS FROM THE INFORMATION IN THIS PROSPECTUS. IF YOU RECEIVE ANY DIFFERENT INFORMATION, YOU SHOULD NOT RELY ON IT.

- THE DELIVERY OF THIS PROSPECTUS SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT ENTERBANK HOLDINGS, INC. IS OPERATING UNDER THE SAME CONDITIONS THAT IT WAS OPERATING UNDER WHEN THIS PROSPECTUS WAS WRITTEN. DO NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AT ANY TIME PAST THE DATE INDICATED.

- THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES.

- THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, THE SECURITIES TO WHICH IT RELATES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------

                         1,250,000 PREFERRED SECURITIES

                              EBH CAPITAL TRUST I

                                  % CUMULATIVE
                              PREFERRED SECURITIES
                           (LIQUIDATION AMOUNT $8 PER
                              PREFERRED SECURITY)

                             FULLY, IRREVOCABLY AND
                        UNCONDITIONALLY GUARANTEED ON A
                              SUBORDINATED BASIS,
                      AS DESCRIBED IN THIS PROSPECTUS, BY

                        [ENTERBANK HOLDINGS, INC. LOGO]

                              ENTERBANK HOLDINGS,
                                      INC.
                            ------------------------

                                  $10,000,000
                           % SUBORDINATED DEBENTURES
                                       OF
                            ENTERBANK HOLDINGS, INC.
                            ------------------------

                                   PROSPECTUS
                                     , 1999
                            ------------------------
                           STIFEL, NICOLAUS & COMPANY
                                  INCORPORATED

             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated expenses in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All such expenses are to be paid by Enterbank Holdings, Inc.:

SEC registration fee........................................    $  3,058
NASD filing fee.............................................       1,600
Blue Sky filing fees and expenses...........................       2,000
American Stock Exchange Listing Fees........................      15,000
Accounting fees and expenses................................      50,000
Legal fees and expenses.....................................      80,000
Printing, postage and mailing...............................      25,000
Other.......................................................       3,342
                                                                --------
          Total.............................................    $180,000
                                                                ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under Sections 102(b)(7) and 145 of the Delaware General Corporate Law ("DGCL"), the Company has broad power to indemnify and insure its directors and officers against liabilities they may incur in their capacities as such. Section 102(b)(7) of the DGCL permits a corporation to adopt a provision in its Certificate of Incorporation eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except that such provision shall not limit the liability of a director for: (i) any breach of the director's duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) liability under Section 174 of the DGCL for unlawful payment of dividends or stock purchases or redemptions; or (iv) any transaction from which the director derived an improper personal benefit. The Company's Certificate of Incorporation limits the personal liability of the Company's directors for monetary damages to the fullest extent permissible under applicable law. Under Section 145 of the DGCL, a corporation may indemnify any person made a party or threatened to be made a party to any type of proceeding (other than an action by or in the right of the corporation) because he is or was an officer, director, employee or agent of the corporation, or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or entity, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: (i) if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; or (ii) in the case of a criminal proceeding, he had no reasonable cause to believe that his conduct was unlawful. A corporation may indemnify any person made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that there may be no such indemnification if the person is found liable to the corporation unless, in such a case, the court determines the person is entitled thereto. A corporation must indemnify a director, officer, employee or agent against expenses actually and reasonably incurred by him who successfully defends himself in a proceeding to which he was a party because he was a director, officer, employee or agent of the corporation. Expenses incurred by an officer or director (or other employees or agents as deemed appropriate by the Board of Directors) in defending a civil or criminal proceeding may be paid by the Company in advance of the final disposition of such proceeding upon delivery of a written affirmation by the director of his good faith belief that the standard of conduct necessary for indemnification has been met and upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. The Delaware law indemnification and expense advancement provisions are not exclusive of any other rights which may be granted by the bylaws, a vote of shareholders or disinterested directors, agreement or otherwise. The Company's Bylaws provide for the indemnification of (but not advancement of defense costs to the) directors and officers (but not employees and agents) of the Company to the fullest extent not prohibited by Delaware law. The Company has also obtained directors and officers liability insurance covering, subject to certain exceptions, actions taken by the Company's directors and officers in their capacities as such. The indemnification and insurance provisions discussed above may be sufficiently broad to permit indemnification of the Company's officers and directors for liabilities arising under the Securities Act. The Company has been advised that the Securities and Exchange Commission is of the opinion that indemnification for liabilities under the Securities Act is against public policy.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     The following is a list of exhibits filed as part of this Registration Statement and also serves as the Exhibit Schedules:

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
  1.1*     Form of Underwriting Agreement
  4.1*     Certificate of Trust of EBH Capital Trust
  4.2*     Restated Certificate of Trust of EBH Capital Trust
  4.3*     EBH Capital Trust I Trust Agreement
  4.4*     Form of EBH Capital Trust I Amended and Restated Trust
           Agreement
  4.5*     Form of Preferred Securities Certificate (included as an
           exhibit to Exhibit 4.4)
  4.6*     Form of Subordinated Indenture
  4.7*     Form of Junior Subordinated Debenture (included as an
           exhibit to Exhibit 4.6)
  4.8*     Form of Preferred Securities Guarantee Agreement
  5.1*     Opinion of Armstrong Teasdale LLP regarding legality of
           securities being registered
  5.2*     Opinion of Richards, Layton & Finger
  8.1*     Opinion of Armstrong Teasdale LLP regarding tax matters
 12.1*     Computation of ratio of earnings to fixed charges

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
 23.1*     Consent of KPMG LLP
 23.2*     Consent of Armstrong Teasdale LLP (contained in Exhibit 5.1 and Exhibit 8.1)
 23.3*     Consent of Richards, Layton & Finger (contained in Exhibit
           5.2)
 24.1*     Powers of Attorney (see the signature page of this
           Registration Statement)
 25.1*     Form of Eligibility on Form T-1 under Trust Indenture Act of
           1939, as amended, of Wilmington Trust Company, as Trustee
           under the Subordinated Indenture
 25.2*     Form of Eligibility on Form T-1 under Trust Indenture Act of
           1939, as amended, of Wilmington Trust Company, as Trustee
           under the EBH Trust Amended and Restated Trust Agreement
 25.3*     Form of Eligibility on Form T-1 under Trust Indenture Act of
           1939, as amended, of Wilmington Trust Company, as Trustee
           under the Preferred Securities Guarantee Agreement

-------------------------
* Filed herewith

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes as follows:

          (a) For purposes of determining any liability under the Securities Act of 1933, the information omitted form the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement related to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, when applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof.

     Insofar as indemnification for liabilities arising under the Securities Act for 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clayton, State of Missouri, on the 23rd day of September, 1999.

ENTERBANK HOLDINGS, INC

By: /s/ FRED H. ELLER                   By: /s/ JAMES C. WAGNER
    ----------------------------------  ----------------------------------
    Fred H. Eller                           James C. Wagner
    Chief Executive Officer                 Chief Financial Officer

                               POWER OF ATTORNEY

     We, the undersigned officers and directors of Enterbank Holdings, Inc., hereby severally constitute and appoint Fred H. Eller and James C. Wagner and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for each of us in our name, place, and stead, in any and all capacities, to sign Enterbank Holdings, Inc.'s Registration Statement on Form S-3, and any other Registration Statement relating to the same offering, and any and all amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grant to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as each of us might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

         SIGNATURES                          TITLE                       DATE
         ----------                          -----                       ----
      /s/ FRED H. ELLER          President, Chief Executive       September 23, 1999
-----------------------------    Officer and Director
        Fred H. Eller
    /s/ RONALD E. HENGES         Chairman of the Board of         September 23, 1999
-----------------------------    Directors
      Ronald E. Henges
                                 Director
-----------------------------
Kevin C. Eichner
  /s/ RANDALL D. HUMPHREYS       Director                         September 23, 1999
-----------------------------
    Randall D. Humphreys
                                 Director
-----------------------------
Paul R. Cahn
                                 Director
-----------------------------
William B. Moskoff
    /s/ BIRCH M. MULLINS         Director                         September 23, 1999
-----------------------------
      Birch M. Mullins

         SIGNATURES                          TITLE                       DATE
         ----------                          -----                       ----
                                 Director
-----------------------------
Robert E. Saur
/s/ PAUL L. VOGEL                Director                         September 23, 1999
-----------------------------
Paul L. Vogel
/s/ JAMES A. WILLIAMS            Director                         September 23, 1999
-----------------------------
James A. Williams
/s/ HENRY D. WARSHAW             Director                         September 23, 1999
-----------------------------
Henry D. Warshaw
/s/ JAMES L. WILHITE             Director                         September 23, 1999
-----------------------------
James L. Wilhite
                                 Director
-----------------------------
Ted C. Wetterau

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clayton, State of Missouri, on the 23 day of September, 1999.
                                          EBH Capital Trust I

                                          By: Enterbank Holdings, Inc., as
                                          Sponsor

                                          By:       /s/ FRED H. ELLER
                                             -----------------------------------
                                              Fred H. Eller
                                              Chief Executive Officer

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
  1.1*     Form of Underwriting Agreement
  4.1*     Certificate of Trust of EBH Capital Trust
  4.2*     Restated Certificate of Trust of EBH Capital Trust
  4.3*     EBH Capital Trust I Trust Agreement
  4.4*     Form of EBH Capital Trust I Amended and Restated Trust
           Agreement
  4.5*     Form of Preferred Securities Certificate (included as an
           exhibit to Exhibit 4.4)
  4.6*     Form of Subordinated Indenture
  4.7*     Form of Junior Subordinated Debenture (included as an
           exhibit to Exhibit 4.6)
  4.8*     Form of Preferred Securities Guarantee Agreement
  5.1*     Opinion of Armstrong Teasdale LLP regarding legality of
           securities being registered
  5.2*     Opinion of Richards, Layton & Finger
  8.1*     Opinion of Armstrong Teasdale LLP regarding tax matters
 12.1*     Computation of ratio of earnings to fixed charges
 23.1*     Consent of KPMG LLP
 23.2*     Consent of Armstrong Teasdale LLP (contained in Exhibit 5.1 and Exhibit 8.1)
 23.3*     Consent of Richards, Layton & Finger (contained in Exhibit
           5.2)
 24.1*     Powers of Attorney (see the signature page of this
           Registration Statement)
 25.1*     Form of Eligibility on Form T-1 under Trust Indenture Act of
           1939, as amended, of Wilmington Trust Company, as Trustee
           under the Subordinated Indenture
 25.2*     Form of Eligibility on Form T-1 under Trust Indenture Act of
           1939, as amended, of Wilmington Trust Company, as Trustee
           under the EBH Trust Amended & Restated Trust Agreement
 25.3*     Form of Eligibility on Form T-1 under Trust Indenture Act of
           1939, as amended, of Wilmington Trust Company, as Trustee
           under the Preferred Securities Guarantee Agreement

-------------------------
* Filed herewith